AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2003
                                                    REGISTRATION NO.  333-102971

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ___________________________

                                 AMENDMENT NO.2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ___________________________

                            FREEDOM BANCSHARES, INC.
                 (Name of Small Business Issuer in its Charter)

             GEORGIA                      6021                   06-1671382
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

               244 JOHN B. BROOKS ROAD, PENDERGRASS, GEORGIA 30567
                                 (706) 423-2500
          (Address and telephone number of principal executive offices)

                  3165 MAYSVILLE ROAD, COMMERCE, GEORGIA 30529
       (Address of principal place of business or intended principal place of business)

                                  TOM W. RANKIN
                             244 JOHN B. BROOKS ROAD
                           PENDERGRASS, GEORGIA 30567
                                  (706) 423-2500
            (Name, address and telephone number of agent for service)

                           ___________________________

                                   COPIES TO:
                            KATHRYN L. KNUDSON, ESQ.
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                     191 PEACHTREE STREET, N.E., 16TH FLOOR
                             ATLANTA, GEORGIA  30303
                                 (404) 572-6600

     Approximate date of proposed sale to the public: as soon as practicable after this Registration Statement has become effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ___________________________

                                               CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                          PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                   AMOUNT TO BE    OFFERING PRICE PER        PROPOSED MAXIMUM           AMOUNT OF
SECURITIES TO BE REGISTERED               REGISTERED            UNIT           AGGREGATE OFFERING PRICE    REGISTRATION FEE
---------------------------------------  -------------  --------------------  --------------------------  ------------------
Common Stock, $1.00 par value               1,200,000   $             10.00   $              12,000,000   $         1,104(1)
---------------------------------------  -------------  --------------------  --------------------------  ------------------
Warrants to purchase common stock          200,000 (2)  $                 0   $                       0   $               0
---------------------------------------  -------------  --------------------  --------------------------  ------------------
Common stock, $1.00 par value, issuable
upon the exercise of the warrants             200,000   $           10.00(3)  $             2,000,000(4)  $        172.90(5)
---------------------------------------  -------------  --------------------  --------------------------  ------------------

(1)  Previously paid
(2) Warrants to purchase an aggregate of up to 200,000 shares of common stock at an exercise price of $10.00 per share will be issued to the organizers of the Registrant in connection with this offering.
(3)  Represents the exercise price per share for each warrant.
(4) Calculated in accordance with Rule 457(i) under the Securities Act of 1933, as amended.
(5) Calculated as the sum of $92 previously paid plus $80.90 for $1,000,000 in additional shares issuable upon the exercise of warrants registered with this amendment. This calculation of the registration fee due is pursuant to the February 2003 fee revision.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            FREEDOM BANCSHARES, INC.

                      A Proposed Bank Holding Company for

                             FREEDOM BANK OF GEORGIA
                                (In Organization)

                   MAXIMUM OF 1,200,000 SHARES OF COMMON STOCK
                    MINIMUM OF 800,000 SHARES OF COMMON STOCK

                                $10.00 PER SHARE
                         (Minimum Purchase: 500 shares)
                         ------------------------------

     Freedom Bancshares, Inc. is offering a minimum of 800,000 and a maximum of 1,200,000 shares of its common stock to raise the money required to organize Freedom Bank of Georgia, a new state-chartered bank being organized under Georgia law. Freedom Bancshares will be the holding company and sole shareholder of Freedom Bank of Georgia after it is organized. Freedom Bank of Georgia will be headquartered in Commerce, Georgia, and we expect to open Freedom Bank of Georgia in the third quarter of 2003. Prior to this offering, Freedom Bancshares has not conducted active business operations and there has been no public market for the shares.

     Freedom Bancshares' organizers will offer and sell the common stock on a best-efforts basis and will receive no commissions or other compensation in connection with these activities. The organizers intend to subscribe for an aggregate of approximately 141,500 shares of the common stock sold in this offering. In addition, Freedom Bancshares will grant each organizer a warrant to purchase one share of common stock, at an exercise price of $10.00 per share, for every share he or she purchases in the offering, up to a maximum for all organizers of 200,000 shares subject to warrants. See "Warrants" on page 3.

     OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT. WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR THE FDIC HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FREEDOM BANCSHARES' COMMON STOCK WILL NOT BE LISTED OR QUOTED ON ANY NATIONAL EXCHANGE OR MARKET.

     This table summarizes the minimum and maximum proceeds that we expect to receive from the offering.

                                           Per      Total        Total
                                          Share    Minimum      Maximum
                                          ------  ----------  -----------
     Price to public                      $10.00  $8,000,000  $12,000,000
     Fees and commissions                  ---         ---          ---
     Net proceeds to Freedom Bancshares,
     before expenses                      $10.00  $8,000,000  $12,000,000

     The organizers will promptly deposit subscription proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will hold the subscription proceeds until the organizers receive subscriptions for at least 800,000 shares and permission from the Department of Banking and Finance to release funds from escrow. Freedom Bancshares will not be able to use the subscription proceeds until they are released from escrow.

     The organizers plan to end the offering on ____________ __, 2003. However, the organizers may, at their discretion, end the offering sooner or extend it until ___________ ___, 200_. If the organizers are unable to sell 800,000 shares of common stock or fail to receive permission from the Department of Banking and Finance to release funds from escrow, the escrow agent will promptly return all subscription proceeds to investors, with interest earned, and the organizers will pay all of Freedom Bancshares' expenses.



                             _____________ __, 2003

                                     SUMMARY

     This summary does not contain all the information you should consider before investing in the common stock. We encourage you to read carefully the entire prospectus before investing. See page 6 for instructions on how to subscribe for shares.

FREEDOM BANCSHARES AND FREEDOM BANK OF GEORGIA

     Freedom Bancshares is a Georgia corporation that was incorporated on January 17, 2003 to organize and serve as the holding company for Freedom Bank of Georgia, a state-chartered bank being organized under Georgia law. Freedom Bank of Georgia will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. We believe that local ownership and control will allow Freedom Bank of Georgia to serve customers more efficiently and will aid in our growth and success. Freedom Bank of Georgia will conduct a general commercial banking business, emphasizing personalized banking services to small- to medium-sized businesses, independent single-family residential and commercial contractors and consumers.

     On December 12, 2002, we filed an application with the Department of Banking and Finance to organize a new state-chartered bank in Commerce, Georgia and with the FDIC for federal deposit insurance, which are pending. Freedom Bancshares also intends to file an application with the Federal Reserve Bank of Atlanta to become a bank holding company by acquiring all of the capital stock of Freedom Bank of Georgia. In order to receive a permit to begin business, we will be required to satisfy the conditions to these approvals, including: (1) capitalizing Freedom Bank of Georgia with at least $7.5 million, and (2) implementing appropriate banking policies and procedures. After receiving final regulatory approvals, we anticipate beginning operations in a temporary facility located near our main bank site in the third quarter of 2003. We expect to move into our permanent facility in the third quarter of 2004.

WHY WE ARE ORGANIZING A NEW BANK IN JACKSON COUNTY

     We believe that Jackson County represents a diverse market with a growing population and economy. We also believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank. As a community bank, Freedom Bank of Georgia will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     Jackson County has enjoyed significant and sustained population growth for more than a decade. According to data obtained by the organizers from Claritas, Inc., an information services company, the population of Jackson County grew by 41.5% from 30,005 in 1990 to 42,457 in 2001, and it is projected to grow over the next five years at an annual rate of approximately 2.07%. In comparison, the projected rate of population growth for the State of Georgia for the next five years is 1.56%. According to the Claritas data, personal and family income figures in Jackson County have grown steadily over the last decade. In 2001, median household income in Jackson County was $41,165, as compared with $29,060 for 1990. In comparison, the 2001 and 1990 median household income figures for Georgia were $45,781 and $25,386, respectively.

     Approximately 23 miles of I-85, which the organizers believe is the economic engine driving the growth of Northeast Georgia, passes through Jackson County. There are five interchanges with state roads along the Jackson County corridor of I-85. Manufacturing and distribution operations such as Baker & Taylor book distributors, Mayfield Dairy milk processing, Havertys Furniture Company, and Caterpillar, Inc. have located in Jackson County near I-85. Agribusiness continues to play a prominent role in Jackson County as Wayne Farms and Valley Fresh, Inc. remain two of the county's largest employers.

     Since opening in 1981, Chateau Elan, a leisure resort and conference destination for the Atlanta metropolitan market located on 3,500 acres adjacent to I-85, has grown into one of the county's largest employers according to the Jackson County Chamber of Commerce.

     Deposits at financial institutions in the market have also grown over the past five years. According to FDIC statistics, between June of 1997 and June of 2002 deposits grew at an annual compound rate of 11.23% from $262 million in June of 1997 to $446 million in June of 2002. While they cannot be certain, the organizers expect this trend to continue as the population and income figures in the service area grow.

     We believe that it is important for Jackson County to have a locally owned and locally managed community bank that is sensitive and responsive to the needs of the community. Further, we believe that there is an opportunity for Freedom Bank of Georgia to acquire significant market share by offering an alternative to the less personal service that we believe is offered by many larger banks.

     We recognize that most of our competitors have substantially greater resources and lending limits than Freedom Bank of Georgia will have and provide other services, such as extensive and established branch networks and trust services, that Freedom Bank of Georgia does not expect to provide initially. As a result of these competitive factors, Freedom Bank of Georgia may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers.

OFFICERS  AND  DIRECTORS

     Our management team is led by Tom W. Rankin, the president and chief executive officer of Freedom Bancshares and the proposed president and chief executive officer of Freedom Bank of Georgia. Mr. Rankin has over 35 years of banking experience and over 27 years of community banking experience in Georgia and Alabama, with 9 years of experience as president and CEO of the Bank of Carroll County in Georgia and over 15 years as CEO of the Home Bank and The Bank of Marshall County in Alabama.

     James S. Purcell is part of our organizing team and is the proposed executive vice president and chief lending officer of Freedom Bank of Georgia. Mr. Purcell has over 15 years of experience in community banking in Georgia. Mr. Purcell's entire 15-year banking career has been in Jackson County with First Commerce Bank and Community Bank and Trust.

     Our board of directors consists of the following nine individuals, who are also the organizers and proposed directors of Freedom Bank of Georgia:

     -  R.S. (Steve) Adams, Sr.       -  James S. Purcell
     -  W. Keith Ariail               -  Tom W. Rankin
     -  Claude P. Brown               -  Verlin L. Reece
     -  Harold C. Davis               -  Harold L. Swindell
     -  Tom H. Hardy

     Our directors are local business and community leaders. We believe that they are all well known and respected in the community and that they will be able to develop a loyal customer base. The directors will use their diverse backgrounds and their extensive local business relationships to attract customers from all segments of the community.

     Our directors intend to purchase an aggregate of approximately 141,500 shares of the common stock offered by this prospectus. These shares represent approximately 17.7% of the minimum and 11.8% of the maximum number of shares to be sold in this offering.

WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Freedom Bancshares and Freedom Bank of Georgia and in recognition of the services they will provide as directors of Freedom Bank of Georgia, each organizer of Freedom Bancshares will receive a warrant to purchase one share of common stock, at an exercise price of $10.00 per share, for every share he or she purchases in this offering, up to an aggregate maximum of 200,000 shares for all of our organizers. Warrants will be issued only to our organizers and will not be offered to the public. Our organizers currently intend to purchase an aggregate of approximately 141,500 shares of common stock in this offering. Holders of the warrants will be able to profit from any rise in the market value of our common stock or any increase in our net worth because they will be able to purchase shares of our common stock at a price that is less than market value.

PRODUCTS AND SERVICES

     Freedom Bank of Georgia will focus on community involvement and personal service while providing customers with the financial sophistication and products typically offered by a larger bank. Freedom Bank of Georgia will emphasize personalized banking services to small- to medium-size businesses, independent single-family residential and commercial contractors and consumers. Lending services will include consumer loans and commercial loans to small- to medium-sized businesses and professional concerns. Freedom Bank of Georgia will offer a broad array of deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. We will also provide additional services like ATM cards, debit cards, travelers' checks, direct deposit and automatic transfers. We intend to offer our services through a variety of delivery systems including automated teller machines, private banking, telephone banking and perhaps, in the future, Internet banking.

PHILOSOPHY  AND  STRATEGY

     Freedom Bank of Georgia will operate as a full-service community bank, offering sophisticated financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Freedom Bank of Georgia from its competitors.

     To carry out our philosophy, our business strategy will involve the following:

          - Capitalizing on the directors' and officers' diverse community involvement, professional expertise and personal and business contacts within our primary service area.

          - Hiring and retaining highly experienced and qualified banking personnel.

          - Providing individualized attention with consistent, local decision-making authority.

          - Utilizing technology and strategic outsourcing to provide a broad array of convenient products and services.

          - A highly visible and accessible main office in close proximity to a concentration of the targeted commercial businesses and professionals, and the establishment of a branch office within nine to twelve months after opening.

          - Attracting our initial customer base by offering competitive interest rates on our deposit accounts.

          -    Implementing an aggressive marketing program.

THE  OFFERING
Security . . . . . . . .  Common stock, $1.00 par value, of Freedom
                          Bancshares

Offering Price . . . . .  $ 10.00 per share

Number of Shares Offered  Minimum  800,000
                          Maximum  1,200,000

                          The number of shares offered does not include shares issuable upon the exercise of warrants that we will issue to our organizers, or stock options that may be issued under our stock incentive plan.

Use of Proceeds. . . . .  Subject to regulatory approval, Freedom Bancshares will use the proceeds of this offering to pay
                          organizational and pre-opening expenses and to
                          purchase all of the capital stock of Freedom Bank of
                          Georgia.  Freedom Bank of Georgia, in turn, will
                          use the proceeds to construct its main office; to
                          provide working capital to be used for business
                          purposes, including paying officers' and employees'
                          salaries; and for making loans to customers and
                          other investments.  See Use of Proceeds on page 15.

Plan of Distribution . .  Our directors will use their best efforts to offer and sell the common stock to potential investors and will not receive compensation for their services.

WE WILL HOLD THE SUBSCRIPTION FUNDS IN ESCROW

     Since we cannot open Freedom Bank of Georgia until we receive a permit to begin business from the Georgia Department of Banking and Finance, we will place all of the proceeds received from the offering with an independent escrow agent, The Bankers Bank. As escrow agent, The Bankers Bank, will hold these funds until we raise a minimum of $8,000,000 and receive permission to release funds from escrow from the Georgia Department of Banking and Finance. The organizers currently intend to close the offering on __________ ___, 2003. However, the organizers may, at their discretion, extend the offering until ___________ ___, 200_. The organizers also reserve the right to end the offering at any time after 800,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Freedom Bancshares and Freedom Bank of Georgia after payment of expenses. If we fail to raise the minimum escrow amount or if Freedom Bank of Georgia fails to satisfy all of the conditions upon which its preliminary approval is contingent, our escrow agent will promptly refund your subscription in full with any interest earned.

HOW  TO  SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 500 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank-Escrow Account for Freedom Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:

                      BY HAND DELIVERY or FIRST-CLASS MAIL:
                      ------------------------------------

                      Freedom Bancshares, Inc.
                      Attn:  Robert M. Martin
                      244 John B. Brooks Road
                      Pendergrass, Georgia 30567

     UPON THE RECEIPT BY FREEDOM BANCSHARES, INC., THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 800,000 shares of common stock or fail to receive approval from the Department of Banking and Finance to open Freedom Bank of Georgia, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call Robert Martin at Freedom Bancshares at (706) 423-2505. You should retain a copy of the completed preliminary subscription agreement for your records. See "The Offering" on page 12 for more information.

LOCATION OF OFFICES

     The address and phone number of our current executive office are as follows:

                             244 John B. Brooks Road
                           Pendergrass, Georgia 30567
                                 (706) 423-2500

     The address and phone number of our temporary and permanent executive offices will be:

                                  P.O. Box 788
                               3165 Maysville Road
                             Commerce, Georgia 30529
                                 (706) 423-2500

     The organizers have selected 3165 Maysville Road in Commerce, Georgia as the site for Freedom Bank of Georgia's main office facility. The proposed site is well suited for Freedom Bank of Georgia to serve its market. Initially, the organizers plan to purchase or lease a temporary modular facility and open Freedom Bank of Georgia in the temporary facility near the site while a permanent main office building is constructed. Opening in a temporary facility will allow Freedom Bank of Georgia to begin serving its customers, establishing its market presence and generating income sooner. We expect construction of our permanent facility to be complete approximately fourteen months after we begin our banking operations. The permanent facility will be brick veneer building with 6,000 - 8,000 square feet and will include three drive-up windows and an automated teller machine.

                                  RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in the common stock. We may face other risks as well, which we have not anticipated. An investment in the common stock involves a significant degree of risk, and you should not invest in the common stock unless you can afford to lose your entire investment. Before deciding to invest in the common stock, please carefully read the entire prospectus, including the cautionary statement following the Risk Factors regarding the use of forward-looking statements.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE FINANCIAL PERFORMANCE.

     We do not have any operating history on which to base any estimate of our future earning prospects. Freedom Bancshares was only recently formed, and Freedom Bank of Georgia will not receive final approval from the Department of Banking and Finance to begin operations until after this offering is completed. Consequently, you will have no historical operating or financial information to help you decide whether to invest in Freedom Bancshares.

ANY DELAY IN BEGINNING FREEDOM BANK OF GEORGIA'S OPERATIONS WILL RESULT IN ADDITIONAL LOSSES.

     Any delay in opening Freedom Bank of Georgia for business will increase pre-opening expenses and postpone its realization of potential revenues. This will cause the accumulated deficit from pre-opening expenses to increase, because we must continue to pay salaries and other operating expenses. We expect to receive final regulatory approval and open for business in the third quarter of 2003.

IF WE DO NOT BECOME PROFITABLE, YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

     Our profitability will depend on Freedom Bank of Georgia's profitability, and we can give no assurance of when or if Freedom Bank of Georgia will operate profitably. New banks incur substantial start-up expenses and are rarely profitable in their first year of operation. In some cases, new banks are not profitable for several years. If Freedom Bank of Georgia is ultimately unsuccessful, you may lose part or all of your investment in the common stock. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 18.

FAILURE TO IMPLEMENT OUR BUSINESS STRATEGIES MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     The organizers have developed a business plan that details the strategies we intend to implement in our efforts to achieve profitable operations. If we cannot implement our business strategies, we will be hampered in our ability to develop business and serve our customers, which could in turn have an adverse effect on our financial performance. Even if our business strategies are successfully implemented, they may not have the favorable impact on operations that we anticipate. See "Proposed Business-Business Strategy" on page 23.

DEPARTURES OF OUR KEY PERSONNEL OR DIRECTORS MAY IMPAIR OUR OPERATIONS.

     If any of our executive officers or other key personnel leaves Freedom Bank of Georgia, our operations may be adversely affected. In particular, we believe that retaining Tom W. Rankin and Jim Purcell is important to our success. Mr. Rankin has been instrumental in our organization and will be the key management official in charge of our daily business operations. If he leaves his position as president and chief executive officer of Freedom Bank of Georgia for any reason, our financial condition and results of operations may suffer. We have entered into a three-year employment agreement with Mr. Rankin but cannot assure his continued service. Similarly, Mr. Purcell has been instrumental in our organization and will be the key management official in charge of our lending operations. We have entered into a three-year employment agreement with Mr. Purcell but cannot assure his continued service. If he leaves his position as executive vice president and chief lending officer of Freedom Bank of Georgia for any reason, our financial condition and results of operations may suffer. Additionally, our directors' community involvement, diverse backgrounds and extensive local business relationships are important to our success. If the composition of our board of directors changes materially, our banking business may suffer. See "Management" on page 29.

WE MAY HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT DEPOSITORS OR CHARGE LOWER INTEREST RATES TO ATTRACT BORROWERS BECAUSE OF THE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS IN OUR PRIMARY SERVICE AREA.

     The banking business is highly competitive, and our profitability will depend on our ability to attract depositors and borrowers. Freedom Bank of Georgia will compete with numerous other lenders and deposit-takers in our area, including other commercial banks, savings and loan associations and credit unions. If this competition forces us to offer aggressive loan and deposit rates, our net interest margin will be diminished. This may decrease our net interest income and adversely affect our financial performance and results of operations. Many of our competitors are larger than we will be initially and have greater financial and personnel resources. Many of our competitors have established customer bases and offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Also, some of these institutions are not subject to the same degree of regulation as we will be. See "Proposed Business-Competition" on page 23 and "Supervision and Regulation" on page 46.

LOWER LENDING LIMITS THAN MANY OF OUR COMPETITORS MAY LIMIT OUR ABILITY TO ATTRACT BORROWERS.

     During its initial years of operations, Freedom Bank of Georgia's legally mandated lending limits will be lower than those of many of our competitors because we will have less capital than many of our competitors. Our lower lending limits may discourage potential borrowers who have lending needs that exceed our limits, which may restrict our ability to establish relationships with larger businesses in our area. We plan to serve the needs of these borrowers by selling loan participations to other institutions, but this strategy may not succeed. See "Proposed Business-Lending Services-Lending Limits" on page 26.

YOU MAY BE DEPRIVED OF AN OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM OVER MARKET PRICES BECAUSE GEORGIA LAW AND OUR ARTICLES OF INCORPORATION LIMIT THE ABILITY OF OTHERS TO ACQUIRE US.

     In many cases, shareholders receive a premium for their shares when one company purchases another. Under Georgia law, however, no bank holding company may acquire control of Freedom Bancshares until Freedom Bank of Georgia has been incorporated for at least three years. In addition, our articles of incorporation authorize Freedom Bancshares to issue preferred stock, the existence of which could impede a takeover of Freedom Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Freedom Bancshares through a proxy contest, tender offer, merger or otherwise.

AN ECONOMIC DOWNTURN, ESPECIALLY ONE AFFECTING OUR PRIMARY SERVICE AREA, MAY HAVE AN ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE.

     As a holding company for a community bank, our success will depend on the general economic condition of the region in which we operate, which we cannot
forecast with certainty.   Unlike many of our larger competitors, the majority
of Freedom Bank of Georgia's borrowers and depositors will be individuals and small- to medium-sized businesses located or doing business in Jackson County. As a result, our operations and profitability may be more adversely affected by a local economic downturn than those of our larger, more geographically diverse competitors. Factors that adversely affect the economy in Jackson County could reduce our deposit base and the demand for our products and services, which may decrease our earnings. For example, an adverse change in the local economy could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Freedom Bank of Georgia. See "Proposed Business" on page 21.

OUR ABILITY TO PAY DIVIDENDS TO OUR SHAREHOLDERS IS LIMITED.

     Freedom Bancshares will initially have no source of income other than dividends that it receives from Freedom Bank of Georgia. Hence, our ability to pay dividends to our shareholders will depend on Freedom Bank of Georgia's ability to pay dividends to Freedom Bancshares. Additionally, banks and bank holding companies are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our plans to build capital, it will be our policy to reinvest earnings for an undetermined period of time. As a result, we do not plan to pay dividends until we recover any losses that we may have incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements, financial condition and other factors that the boards of directors of Freedom Bancshares and Freedom Bank of Georgia consider relevant. See "Dividends" on page 18.

THE ARBITRARILY DETERMINED PRICE FOR THIS OFFERING MAY BE HIGHER OR LOWER THAN THE MARKET PRICE OF OUR COMMON STOCK AFTER THE OFFERING.

     Due to our lack of operating history, we could not set our offering price of $10.00 per share with reference to historical measures of Freedom Bancshares' financial performance. Therefore, we set the offering price arbitrarily. We did not retain an independent investment banking firm to assist in determining the offering price, and the price bears no relationship to Freedom Bancshares' assets, book value, net worth or any other recognized criteria of value.

IT IS UNLIKELY THAT AN ACTIVE TRADING MARKET FOR OUR STOCK WILL DEVELOP.

     There is no public trading market for our common stock, and an active trading market is not likely to develop after the offering. If an active trading market does not develop, you may not be able to sell your shares at or above the offering price of $10.00 price per share. You should consider carefully the limited liquidity of this investment before purchasing any shares of our common stock.

WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON TERMS FAVORABLE TO US.

     In the future, should we need additional capital to support our business, expand our operations or maintain our minimum capital requirements, we may not be able to raise additional funds through the issuance of additional shares of common stock or other securities. Even if we are able to obtain capital through the issuance of additional shares of common stock or other securities, the sale of these additional shares could significantly dilute your ownership interest and may be made at prices lower than the price we are selling shares in this offering. In addition, the holders of warrants could exercise them when we could otherwise obtain capital by offering additional securities on terms more favorable to us than those provided by the warrants.


                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements concerning Freedom Bancshares and Freedom Bank of Georgia and their operations, performance, financial condition and likelihood of success. Forward-looking statements are based on many assumptions and estimates, and include statements about the competitiveness of the banking industry, potential regulatory obligations, our business strategies and other statements that are not historical facts. When used in this prospectus, the words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," and similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties that are beyond our control, actual results may differ materially from those expressed in the forward-looking statements. The most significant of these risks, uncertainties and other factors are discussed under the heading "Risk Factors" beginning on page 7 of this prospectus. We urge you to carefully consider these factors prior to making an investment in our common stock.

                                  THE OFFERING

TERMS OF THE OFFERING

     GENERAL. Freedom Bancshares is offering a minimum of 800,000 shares and a maximum of 1,200,000 shares of its common stock at a price of $10.00 per share, for an aggregate minimum price of $8,000,000 and an aggregate maximum price of $12,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 500 shares of common stock ($5,000) unless Freedom Bancshares, in its sole discretion, accepts a subscription for a lesser number of shares. No investor may purchase more than 4.9% of the common stock sold in this offering, unless Freedom Bancshares, in its sole discretion, accepts a subscription for a greater number of shares.

     ORGANIZERS' SUBSCRIPTIONS. The organizers of Freedom Bancshares intend to purchase an aggregate of approximately 141,500 shares of common stock in the offering at a price of $10.00 per share. This represents approximately 17.7% of the minimum and 11.8% of the maximum number of shares to be sold. However, the organizers may acquire additional shares of the common stock, particularly if additional subscriptions are necessary to achieve the minimum subscription level at which the proceeds may be released from escrow.

     OFFERING PERIOD. The offering period for the shares will end when all of the shares of the common stock are sold or at 5:00 p.m. eastern standard time on ___________ ___, 2003, whichever occurs first. However, at their discretion the organizers may extend the offering until ___________ ___, 200_. The organizers also reserve the right to end the offering at any time after 800,000 shares have been subscribed for, if they determine that the total amount of subscriptions will provide adequate capitalization for Freedom Bancshares and Freedom Bank of Georgia after payment of expenses. We will promptly notify subscribers of any extensions. The date on which this offering ends, plus any extensions of the offering, is referred to in this prospectus as the "expiration date."

     SUBSCRIPTION AGREEMENT. As indicated below under "How to Subscribe," each prospective investor should complete and return a subscription agreement along with a check in the amount of $10.00 times the number of shares for which he or she wishes to subscribe. UPON RECEIPT BY FREEDOM BANCSHARES, INC., THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE.

     COMPANY DISCRETION. We reserve the right to accept or reject any subscription, in whole or in part, on or before the expiration date at our sole discretion. If the offering is over-subscribed, we plan to give preference to subscribers who are residents of Jackson County, our principal market area. We also reserve the right to accept subscriptions on a first-come, first-served basis or on a prorated basis if we receive subscriptions for more than 1,200,000 shares. We will notify all subscribers within 10 business days after the expiration date whether their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will also return the unaccepted portion of the subscription funds, with interest.

     ESCROW. We will promptly deposit all offering proceeds in an escrow account with our escrow agent, The Bankers Bank. The escrow agent will invest the subscription proceeds directly in, or in a mutual fund consisting solely of, United States government securities and/or in deposit accounts or certificates of deposit that are fully insured by the FDIC or another agency of the United States government. The escrow agent will not investigate the desirability or advisability of an investment in Freedom Bancshares and has not approved, endorsed or passed upon the merits of the common stock.

     RELEASE FROM ESCROW. Subscription proceeds will be released from escrow to Freedom Bancshares upon the occurrence of both of the following events:

          - Freedom Bancshares has received subscriptions and subscription proceeds for an aggregate of at least 800,000 shares of common stock;

          - Freedom Bancshares has satisfied or made adequate provisions for satisfying all of the conditions that the Department of Banking and Finance and the FDIC may impose prior to the opening of Freedom Bank of Georgia.

     If Freedom Bancshares has not received subscriptions and subscription proceeds for an aggregate of at least 800,000 shares of common stock by the expiration date, then the subscription agreements will be of no further force or effect, and the full amount of all subscription funds, with interest, will be returned to the subscribers within five business days after the expiration date.

     PLAN OF DISTRIBUTION. We plan to market our shares by delivering a copy of the prospectus with a cover letter from Tom W. Rankin, our chief executive officer, to potential investors. All communications regarding the offering will be coordinated, issued and authorized by Mr. Rankin, although our organizers will assist in the offering process by informing Mr. Rankin of inquiries they receive regarding the offering, responding to routine inquiries regarding the offering terms and providing the necessary administrative support.

     The offering is not underwritten. Our organizers will offer and sell the common stock on a best-efforts basis and will not receive any commissions or other compensation for soliciting sales of our common stock. They will, however, be reimbursed for reasonable expenses they incur in the offering. None of our organizers who will participate in the offering is employed by or has, or has had within the last 12 months, a direct or indirect control relationship with a securities broker or dealer. Each performs substantial duties on our behalf that do not involve the offer or sale of securities, and none has participated in any sales of our securities for the past 12 months. Based on these factors, we are relying on the exemption from broker/dealer registration provided under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, for the participation of our organizers in this offering on the terms described in this prospectus. We also believe, based on these factors, that our organizers are not "underwriters" for purposes of federal securities laws. If they are determined to be such, however, we will indemnify them against any liabilities or expenses they may incur as a result of their selling efforts in the offering.

     LIQUIDITY. There is no public market for our common stock, and an active trading market is not likely to develop after the offering. We have not engaged any entity to serve as a market maker for our stock. The fact that an active trading market for our common stock is not likely to develop may limit your ability to resell your shares and could also adversely affect our ability to raise additional equity capital in the future.

HOW TO SUBSCRIBE

     Each prospective investor who (together with the investor's affiliates) desires to purchase 500 or more shares should do the following:

     1. Complete, date and sign the subscription agreement that accompanies this prospectus.

     2. Make a check payable to "The Bankers Bank-Escrow Account for Freedom Bancshares, Inc." in an amount equal to the subscription price of $10.00 times the number of shares subscribed for.

     3.   Return the completed subscription agreement and check as follows:

                    BY HAND DELIVERY or FIRST-CLASS MAIL:
                    ------------------------------------

                    Freedom Bancshares, Inc.
                    Attn:  Robert M. Martin
                    244 John B. Brooks Road
                    Pendergrass, Georgia 30567

     UPON THE RECEIPT BY FREEDOM BANCSHARES, INC., THE SUBSCRIPTION AGREEMENT WILL BECOME BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 800,000 shares of common stock or fail to receive approval from the Department of Banking and Finance to open Freedom Bank of Georgia, our escrow agent will promptly return all subscription proceeds to investors, with any interest earned.

     If you have any questions about the offering or how to subscribe, please call Robert Martin at Freedom Bancshares at (706) 423-2505. You should retain a copy of the completed subscription agreement for your records. See "The Offering" on page 12 for more information.

                                 USE OF PROCEEDS

     We anticipate that the total proceeds of our offering will be a minimum of $8,000,000 and a maximum of $12,000,000. The following tables summarize the anticipated use of the proceeds by Freedom Bancshares and Freedom Bank of Georgia, respectively, based on the sale of the minimum and maximum number of shares being offered by this prospectus. These figures are estimates based on information currently available. Accordingly, actual results may vary.

USE OF PROCEEDS BY FREEDOM BANCSHARES

                                                             Minimum Offering           Maximum Offering
                                                        -------------------------  --------------------------
                                                        (800,000 shares)     %     (1,200,000 shares)     %
                                                        -----------------  ------  -------------------  ------
Gross proceeds from offering                            $       8,000,000   100.0  $        12,000,000   100.0

Offering expenses*                                                183,000     2.3              183,000     1.5

Organizational and pre-opening
expenses*                                                          65,000     0.8               65,000     0.5

Investment in capital stock of
Freedom Bank of Georgia                                         7,500,000    93.8            9,500,000    79.2

                                                        -----------------          -------------------
Remaining proceeds                                      $         252,000     3.1  $         2,252,000    18.8
                                                        =================          ===================

     * Offering expenses and organizational and pre-opening expenses will be funded by a line of credit and advances from our organizers until the proceeds from our offering are received. Once the proceeds from our offering are received, the line of credit and the advances from our organizers will be repaid. The amounts presented in the table represent the total amount we expect to pay for offering expenses and organizational and pre-opening expenses, which ultimately will be funded by our offering.

     As shown, we will use at least $7,500,000 to capitalize Freedom Bank of Georgia if we sell 800,000 shares and up to $9,500,000 to capitalize Freedom Bank of Georgia if we sell 1,200,000 shares. We will initially invest the remaining net proceeds in United States government securities or deposit them with Freedom Bank of Georgia. In the long-term, we will use the remaining proceeds for operational expenses and other general corporate purposes.

USE OF PROCEEDS BY FREEDOM BANK OF GEORGIA

     The following table shows the anticipated use of the proceeds allocated to Freedom Bank of Georgia. These proceeds will be in the form of an investment in Freedom Bank of Georgia's common stock by Freedom Bancshares.

                                                             Minimum Offering           Maximum  Offering
                                                        -------------------------  --------------------------
                                                        (800,000 shares)     %     (1,200,000 shares)     %
                                                        -----------------  ------  -------------------  ------
Investment by Freedom Bancshares in
Freedom Bank of Georgia's Common
stock                                                   $       7,500,000   100.0  $         9,500,000   100.0

Land (est.)                                                       250,000     3.3              250,000     2.6

Furniture, fixtures and equipment
for the temporary facility*                                       250,000     1.8              137,500     1.5

Temporary facility (est.)                                          80,500     1.1               80,500     0.8

Construction of permanent facility (est.)                       1,120,000    14.9            1,120,000    11.8

Organizational and pre-opening
expenses*                                                         440,000     5.9              440,000     4.6

Funds to be used for loans to                           -----------------          -------------------
customers, for investment and for other
 general purposes
                                                        $       5,472,000    73.0  $         7,472,000    93.9
                                                        =================          ===================

     * The furniture, fixtures and equipment for the temporary facility and our organizational and pre-opening expenses will be funded by a line of credit and advances from our organizers until the proceeds from our offering are received. Once the proceeds from our offering are received, the line of credit and the advances from our organizers will be repaid. The amounts presented in the table represent the total amount we expect to pay for the purchase of land for our main office, furniture, fixtures and equipment for the temporary facility and organizational and pre-opening expenses, which ultimately will be funded by our offering.

     Organizational and pre-opening expenses include costs related to the incorporation process, consulting fees, legal and accounting fees and officers' and employees' salaries and benefits. Until we apply the net proceeds of this offering to the specific purposes described above, we plan to invest them in short-term, investment-grade securities, federal funds, certificates of deposit or guaranteed obligations of the United States government.

LINE OF CREDIT

     The organizers have established a working capital line of credit in the amount of $500,000 with The Bankers Bank, Atlanta, Georgia. This line of credit bears interest at the prime rate minus one-half of one percent (3.75% as of March 11, 2003) and is guaranteed by each of the organizers. Interest on the line of credit is paid monthly, with accrued interest and principal due at the maturity date of October 21, 2003. On March 12, 2003, this line of credit was increased to $750,000. All other terms of the line of credit are expected to remain unchanged. Freedom Bancshares will repay the line of credit from the proceeds of the offering.

                                 CAPITALIZATION

     The following table shows Freedom Bancshares' capitalization as of December 31, 2002 and its proforma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 800,000 shares and a maximum of 1,200,000 shares of common stock in the offering.

     Upon Freedom Bancshares' incorporation, Tom W. Rankin, president and chief executive officer of Freedom Bancshares, purchased one share of common stock at a price of $10.00. Freedom Bancshares will redeem this share for $10.00 upon the issuance of shares in this offering. The number of shares shown as outstanding after giving effect to the offering, and the book value of those shares, do not include shares of common stock issuable upon the exercise of the warrants held by the organizers or stock options issuable under our stock incentive plan. For additional information regarding the number and terms of these warrants and options, see "Executive Compensation-Organizers' Warrants" on page 37 and "Executive Compensation -Stock Incentive Plan" on page 37.

                                                     12/31/02        MINIMUM        MAXIMUM
SHAREHOLDERS EQUITY                                   ACTUAL       AS ADJUSTED    AS ADJUSTED
-------------------                                -------------  -------------  -------------
Preferred stock, no par value, 2,000,000 shares
authorized; no shares issued or outstanding                  --             --             --

Common stock, $1.00 par value, 10,000,000
shares authorized; no shares issued or
outstanding; 800,000 and 1,200,000 shares,
respectively, issued and outstanding as adjusted   $          1   $    800,000   $  1,200,000

Additional paid in capital                                    9      7,017,000     10,617,000

Stock subscription receivable                               (10)

Deficit accumulated during the development
stage
                                                    (159,191)(1)   (505,000)(2)   (505,000)(2)
                                                   -------------  -------------  -------------
     Total shareholders' equity                    $   (159,191)  $  7,312,000   $ 11,312,000
                                                   =============  =============  =============

Book value per share (3)                               N/A        $       9.14   $       9.42
                                                   =============  =============  =============

---------------
(1) This deficit reflects pre-opening expenses incurred through December 31, 2002, consisting primarily of legal and consulting fees.

(2) The "As Adjusted" accumulated deficit results from estimated pre-opening and organizational expenses of $505,000 including legal, accounting and printing expenses and registration fees. Actual pre-opening and organizational expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders' equity.

(3) After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of $0.86 if we sell 800,000 shares and $0.57 if we sell 1,200,000 shares, resulting from the recognition of an estimated $688,000 in expenses, consisting of

     $505,000 of pre-opening and organizational expenses and $183,000 of offering expenses, divided by the applicable number of shares.


                                    DIVIDENDS

     Initially, we intend to retain all of our earnings to support our operations and to expand our business. Additionally, we are subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, we do not plan to pay dividends until we become profitable and recover any losses incurred during our initial operations. Our payment of future dividends and our dividend policy will depend on our earnings, capital requirements and our financial condition, as well as other factors that our board of directors considers relevant. See "Supervision and Regulation-Freedom Bank of Georgia-Payment of Dividends" on page 53.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

     Freedom Bancshares' financial statements and related notes, which are included in this prospectus, provide additional information relating to the following discussion of our financial condition. See "Index to Financial Statements."

     Freedom Bancshares was incorporated to serve as a holding company for Freedom Bank of Georgia. Prior to the Freedom Bancshares' incorporation, a group of organizers formed FB Investors, LLC to facilitate the initial process of organizing and forming both Freedom Bancshares and Freedom Bank of Georgia. Although FB Investors was officially organized November 12, 2002, it had commenced operation on October 2, 2002, the date of inception. On January 24, 2003, FB Investors and Freedom Bancshares executed an agreement which assigned and transferred all of the assets and liabilities of FB Investors to Freedom Bancshares. As a result, all financial transactions undertaken by the FB Investors from inception, October 2, 2002, until December 31, 2002, are reflected in the Freedom Bancshares' financial statements as of and for the period ended December 31, 2002.

     From the date of inception, our main activities have been:

          -    seeking, interviewing and selecting our directors and officers;
          -    preparing our business plan;
          -    securing a line of credit;
          -    applying for a state bank charter;
          -    applying for FDIC deposit insurance;
          -    preparing an application to become a bank holding company; and
          -    raising equity capital through this offering.

     From our inception on October 2, 2002 through the close of the offering, Freedom Bancshares' operations have been and will continue to be funded through a line of credit from The Bankers Bank, Atlanta, Georgia. Initially, this line of credit was in the amount of $500,000; on March 12, 2003 the line of credit was increased to $750,000. On February 3, 2003, the total amount outstanding on the line of credit was $254,500. Each of our organizers has guaranteed the line of credit. The line of credit bears interest at prime rate, as published in the Money Rates section of The Wall Street Journal, minus one-half of one percent

(3.75% as of March 11, 2003). Interest on the line of credit is paid monthly, with accrued interest and principal due at the maturity date of October 21, 2003. We plan to repay the line of credit after the close of the offering. If we have not repaid the line of credit by its maturity date, we plan to extend its maturity until the minimum proceeds from this offering can be raised. If we are ultimately unable to raise the minimum amount of the proceeds in this offering, the line of credit will be repaid by the organizers.

PLAN OF OPERATIONS

     We intend to open for business in a temporary modular facility near the site of our future main office. We will either lease or purchase the temporary modular facility. We expect construction of our main office to be complete approximately 14 months after we begin our banking operations.

     In the 12 months following its capitalization, Freedom Bank of Georgia will purchase land for the temporary and permanent facility, purchase furniture, fixtures and equipment for the temporary office, pay for organizational and pre-opening expenses, begin construction of the permanent facility and hire up to 10 additional full-time equivalent employees. We do not expect that Freedom Bancshares will have any employees who are not also employees of Freedom Bank of Georgia.

     Freedom Bank of Georgia will use the remainder of its capital for customer loans, investments and other general banking purposes. We believe that the initial offering proceeds will adequately fund the business operations of Freedom Bancshares and Freedom Bank of Georgia for at least three years following the date that Freedom Bank of Georgia opens for business; therefore, we do not anticipate raising additional capital during the 12-month period following the offering. We have developed the products and services that Freedom Bank of Georgia will initially offer its customers and do not anticipate engaging in additional product research and development during the 12-month period following the offering. For more information regarding Freedom Bank of Georgia's products and services, please see "Proposed Business-Business Strategy" on page 23. For more information regarding our use of offering proceeds, please see "Use of Proceeds" beginning on page 15.

FINANCIAL  RESULTS

     From inception, October 2, 2002, through December 31, 2002, the net loss amounted to $159,191. The estimated net loss for the period from inception through August 31, 2003, the anticipated opening date of Freedom Bank of Georgia, is $505,000, which is attributable to the following estimated expenses:

     Officers' and employees' compensation             $  350,000
     Legal, consulting and professional fees               97,000
     Charter application fees                              15,000
     Other pre-opening expenses                            43,000
                                                           ------
          Total                                          $505,000
                                                         ========

     In addition, from inception, October 2, 2002, through August 31, 2003, the Company will incur registration or offering expenses in the amount of $183,000. Consistent with generally accepted accounting principles, these expenses will be charged against paid-in capital if the offering is successful, or will be expensed in the event the offering is unsuccessful.

OFFICES

     Freedom Bank of Georgia will purchase land at Maysville Road, which the directors have chosen as the site for the main banking facility. The site is currently co-owned by one of our directors. Our directors have a verbal commitment that the owners of the site will sell the land to Freedom Bank. Freedom Bank will then construct a building on the site for use as its main office. See "Related Party Transactions" at page 40.

     When complete, the main office will be a 6,000 - 8,000 square-foot facility and will cost approximately $1,120,000. It will include up to 3 drive-up windows, an automated teller machine and ample customer parking.

INTEREST RATE SENSITIVITY AND LIQUIDITY

     Since Freedom Bancshares has been in the organizational stage, there are no results of operations to present at this time. Once Freedom Bank of Georgia begins operations, net interest income, Freedom Bank of Georgia's primary source of earnings, will fluctuate with significant interest rate movements. Our profitability depends substantially on Freedom Bank of Georgia's net interest income, which is the difference between the interest income earned on its loans and other assets and the interest expense paid on its deposits and other liabilities.

     A large change in interest rates may significantly decrease our net interest income and eliminate our profitability. Most of the factors that cause changes in market interest rates, including economic conditions, are beyond our control. While we intend to take measures to minimize the effect that changes in interest rates will have on our net interest income and profitability, these measures may not be effective.

     To lessen the impact of these fluctuations, we intend to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equal amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to change in market interest rates. The rate sensitive position, or "gap," is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize Freedom Bank of Georgia's overall interest rate risk.

     We will regularly evaluate the balance sheet's asset mix in terms of several variables:

          -    yield;
          -    credit quality;
          -    appropriate funding sources; and
          -    liquidity.

     To effectively manage the balance sheet's liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As Freedom Bank of Georgia continues to grow, we will continuously structure its rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Freedom Bank of Georgia's asset and liability committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We can obtain these funds by converting assets to cash or by attracting new deposits. Freedom Bank of Georgia's ability to maintain and increase deposits will serve as its primary source of liquidity.

     Our independent certified public accountants have qualified their audit report on our financial statements due to the uncertainty about our ability to continue as a going concern. This doubt about our ability to continue as a going concern is due to the fact that we are a development stage company and our viability as a going concern depends upon our ability to raise the minimum capital contemplated in this offering.

     Other than this offering, we know of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in Freedom Bancshares' liquidity increasing or decreasing in any material way in the foreseeable future.


                                PROPOSED BUSINESS

BACKGROUND

     FREEDOM BANCSHARES. We incorporated Freedom Bancshares as a Georgia corporation on January 17, 2003 to serve as a bank holding company that will own 100% of the capital stock of Freedom Bank of Georgia. We will use at least $7,500,000 to capitalize Freedom Bank of Georgia if we sell 800,000 shares and up to $9,500,000 to capitalize Freedom Bank of Georgia if we sell 1,200,000 shares. We will initially invest the remaining net proceeds in United States government securities or deposit them with Freedom Bank of Georgia. Initially, we will have no business operations other than owning and managing Freedom Bank of Georgia.

     As part of our organization, we intend to file an application with the Federal Reserve to become a bank holding company. We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. With a holding company structure, we may assist Freedom Bank of Georgia in maintaining its required capital ratios by borrowing money and contributing the proceeds of that debt to Freedom Bank of Georgia as primary capital. Additionally, under provisions of the Gramm-Leach-Bliley Act, if we elect to be a financial holding company, we may engage in activities that are financial in nature or incidental or complementary to a financial activity, including merchant banking activities, in which Freedom Bank of Georgia will be prohibited from engaging. Although we do not presently intend to engage in these financial activities, we would be able to do so with a proper notice to or filing with the Federal Reserve if we believe that there is a need for these services in our market area, that we can be successful in these activities and that these activities would be profitable. See "Supervision and Regulation-Freedom Bancshares" on page 46.

     FREEDOM BANK OF GEORGIA. On December 12, 2002, we filed an application with the Department of Banking and Finance to organize Freedom Bank of Georgia as a state-chartered bank and with the FDIC for federal deposit insurance. These applications are pending. In order to receive approval of our applications and a permit to begin business, we will be required to satisfy the conditions to these approvals, including: (1) capitalizing Freedom Bank of Georgia with at least $7.5 million, and (2) implementing appropriate banking policies and procedures. We expect to receive all necessary regulatory approvals and begin our banking operations in the third quarter of 2003.

MARKET  OPPORTUNITIES

     PRIMARY SERVICE AREA. Freedom Bank of Georgia's primary service area will be Jackson County, Georgia. The organizers estimate that Freedom Bank of Georgia will draw most of its customer deposits and conduct most of its lending transactions from and within its primary service area.

     Our primary service area represents a diverse market with a growing population and economy. Our primary service area has averaged a 3.77% growth rate annually and 41.5% between 1990 and 2001. This population growth has attracted many businesses to the area and led to growth in the local service economy, and, while they cannot be certain, the organizers expect this trend to continue. We believe that the community will enthusiastically welcome and support a new locally owned and operated commercial bank.

     LOCAL ECONOMY. We believe that Jackson County represents a unique market with a diversified and growing customer base. We also believe that the primary service area presents an environment that will support Freedom Bank of Georgia's formation and growth. As a community bank, Freedom Bank of Georgia will be designed to serve the needs of the residents and small- to medium-sized businesses within this growing economy.

     Approximately 23 miles of I-85, which the organizers believe is the economic engine driving the growth of Northeast Georgia, passes through Jackson County. There are five interchanges with state roads along the Jackson County corridor of I-85. Manufacturing and distribution operations such as Baker & Taylor book distributors, Mayfield Dairy milk processing, Havertys Furniture Company, and Caterpillar, Inc. have located in Jackson County near I-85. Agribusiness continues to play a prominent role in Jackson County as Wayne Farms and Valley Fresh, Inc. remain two of the county's largest employers.

     Since opening in 1981, Chateau Elan, a leisure resort and conference destination for the Atlanta metropolitan market located on 3,500 acres adjacent to I-85, has grown into one of the county's largest employers according to the Jackson County Chamber of Commerce.

     According to data obtained by the organizers from Claritas, Inc., an information services company, personal and family income figures in Jackson County have grown steadily over the last decade. In 2001, median household income in Jackson County was $41,165, as compared with $29,060 for 1990. In comparison, the 2001 and 1990 median household income figures for Georgia were $45,781 and $25,386, respectively.

     POPULATION. According to the Claritas, Inc. data, between 1990 and 2001 the population of Jackson County grew 41.5% from 30,005 to an estimated 42,457. Over the next five years, Claritas, Inc. projects that the population in Jackson County will continue to experience very strong growth and will increase to 46,858 by 2006, or at an annual rate of 2.07%. In comparison, the projected rate of population growth for the State of Georgia for the next five years is 1.56%

     COMPETITION. Freedom Bank of Georgia will compete with other commercial banks, savings and loan associations, credit unions, money market mutual funds and other financial institutions conducting business in Jackson County and elsewhere. According to the FDIC, as of June 30, 2002, the City of Commerce, Georgia was served by six financial institutions with approximately $450 million in total deposits in the market. A number of these competitors are well established in Jackson County.

     Most of the institutions in our primary service area are large super-regional or regional banks. We believe that larger banks often lack the consistency of local leadership and decision-making authority necessary to provide efficient service to individuals and small- to medium-sized business customers. Through our local ownership and management, we believe we will be uniquely situated to efficiently provide these customers with loan, deposit and other financial products tailored to fit their specific needs.

     We believe that Freedom Bank of Georgia can compete effectively with larger banks through an active business development plan and by offering local access, competitive products and services and more responsive customer service.

DEPOSIT GROWTH

     Deposits at financial institutions in the market has also grown over the past five years. According to FDIC statistics, between June 1997 and June 2002, deposits grew at an annual compound rate of 11.23%, from $262 million to $446 million. The organizers expect this trend to continue as the population and income figures in the county grow, although they cannot be certain of this.

BUSINESS STRATEGY

     MANAGEMENT PHILOSOPHY. Freedom Bank of Georgia will be a full service commercial bank dedicated to providing superior customer service to the individuals and businesses in our community. Freedom Bank of Georgia will offer a sophisticated array of financial products while emphasizing prompt, personalized customer service. We believe that this philosophy, encompassing the service aspects of community banking, will distinguish Freedom Bank of Georgia from its competitors. Freedom Bank of Georgia will endeavor to hire the most qualified and experienced people in the market who share Freedom Bank of Georgia's commitment to customer service. We believe that it is important for Jackson County to have a locally owned and locally managed community bank. We also believe that there is an opportunity to acquire a significant market share by offering an alternative to the less personal service offered by many larger banks. Accordingly, we will implement the following operating and growth strategies.

     OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop Freedom Bank of Georgia's image as a local bank with a community focus, we will employ the following operating strategies:

     EXPERIENCED SENIOR MANAGEMENT. Freedom Bank of Georgia's senior management possesses extensive experience in the banking industry, as well as substantial business and banking contacts in Jackson County. For example, our proposed president and chief executive officer, Tom W. Rankin, has over 35 years of community banking experience in Georgia and Alabama, with nine years of experience as a president and CEO of a West Georgia area bank.


     QUALITY EMPLOYEES. We will strive to hire highly trained and seasoned staff. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can resolve any questions the customer may have.

     COMMUNITY-ORIENTED BOARD OF DIRECTORS. All but one of Freedom Bank of Georgia's proposed directors are either lifelong residents of or have significant business ties to Jackson County and will be sensitive and responsive to the needs of the community. Additionally, the board of directors represents a wide variety of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to Freedom Bank of Georgia.

     HIGHLY VISIBLE SITE. Freedom Bank of Georgia's main office will be highly visible and located in close proximity to major traffic arteries. The location is situated in an out parcel of a locally owned grocery store. The main office location is in an area that will provide easy access to potential bank customers while avoiding the congestion of downtown Commerce. The organizers believe that this site will give Freedom Bank a powerful presence in a market that is dominated by branch offices of banks headquartered out of the area. We believe this will enhance Freedom Bank of Georgia's image as a strong competitor.

     INDIVIDUAL CUSTOMER FOCUS. Freedom Bank of Georgia will focus on providing individual service and attention to its target customers, which include individuals and small- to medium-sized businesses. As the employees, officers and directors become familiar with Freedom Bank of Georgia's customers on an individual basis, we will be able to respond to credit requests more quickly and be more flexible in approving complex loans based on collateral quality and personal knowledge of the customer.

     OFFICER AND DIRECTOR CALL PROGRAM. We intend to implement an active officer and director call program to promote Freedom Bank of Georgia's philosophy. The purpose of this call program will be to visit prospective customers and to describe Freedom Bank of Georgia's products, services and philosophy.

     MARKETING AND ADVERTISING. We plan to use a targeted marketing approach through local newspaper advertising, radio, local cable channel and direct-mail campaigns to develop Freedom Bank of Georgia's image as a locally owned and operated bank with an emphasis on quality service and personal relationships.

     GROWTH STRATEGY. Since we believe that growth and expansion of Freedom Bank of Georgia's operations will be significant factors in our success, we plan to implement the following growth strategies:

     CAPITALIZE ON OUR COMMUNITY ORIENTATION. We plan to capitalize on Freedom Bank of Georgia's position as an independent, locally owned community bank to attract individuals and small- to medium-sized business customers that may be underserved by larger banking institutions in our market area.

     EMPHASIZE LOCAL DECISION-MAKING. We will emphasize local decision making by experienced bankers. This will help Freedom Bank of Georgia attract local businesses and service-minded customers.

     ATTRACT EXPERIENCED LENDING OFFICERS. We will seek to hire experienced, well-trained lending officers capable of soliciting loan business immediately. By hiring experienced lending officers, Freedom Bank of Georgia will be able to grow much more rapidly than it would if it hired inexperienced lending officers.

     OFFER FEE-GENERATING PRODUCTS AND SERVICES. Freedom Bank of Georgia's range of services, pricing strategies, interest rates paid and charged and hours of operation will be structured to attract Freedom Bank of Georgia's target customers and increase its market share. Freedom Bank of Georgia will strive to offer the small business person, professional, entrepreneur and consumer the best loan services available while charging competitively for these services and utilizing technology and strategic outsourcing to increase fee revenues.

LENDING  SERVICES

     LENDING POLICY. We will place primary emphasis on real estate related loans in order to take advantage of the population growth in our primary service area. We will also offer a full range of lending products, including commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. We will compete for these loans with competitors who are well established in the Jackson County area and have greater resources and lending limits. As a result, we may initially have to offer more flexible pricing and terms to attract borrowers.

     We estimate that Freedom Bank of Georgia's loan portfolio will be comprised of the following:

          LOAN  CATEGORY                                   RATIO
          --------------                                   -----

          Real  estate  related  loans. . . . . . . . . .    80%

            Commercial  real  estate. . . . . . . .    21%

            Construction  and  development. . . . .    40%

            Residential  real  estate . . . . . . .    19%

          Commercial  loans . . . . . . . . . . . . . . .    12%

          Consumer  loans . . . . . . . . . . . . . . . .     8%

Based on our executive officers' past lending experience, we believe that, when properly managed and monitored, none of these categories represents a significantly higher risk than the other.

     LOAN APPROVAL AND REVIEW. Freedom Bank of Georgia's loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer's lending authority, an officer with a higher lending limit or Freedom Bank of Georgia's loan committee will determine whether to approve the loan request. Freedom Bank of Georgia will not make any loans to any of its directors or executive officers unless its board of directors, excluding the interested party, first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     LENDING LIMITS. Freedom Bank of Georgia's lending activities will be subject to a variety of lending limits. Differing limits apply based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. In general, however, Freedom Bank of Georgia will be able to loan any one borrower a maximum amount equal to either:

     -    15% of Freedom Bank of Georgia's capital and surplus; or

     - 25% of its capital and surplus if the amount that exceeds 15% secured by good collateral and other ample security.

     These legal limits will increase or decrease as Freedom Bank of Georgia's capital increases or decreases as a result of its earnings or losses, among other reasons.

     CREDIT RISKS. The principal economic risk associated with each category of loans that Freedom Bank of Georgia expects to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower's ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower's customers, suppliers and employees.

     The well established financial institutions in the Jackson County market are likely to make proportionately more loans to medium- to large-sized businesses than Freedom Bank of Georgia will make. Many of Freedom Bank of Georgia's anticipated commercial loans will likely be made to small- to medium-sized businesses that may be less able to withstand competitive, economic and financial pressures than larger borrowers.

     REAL ESTATE LOANS. Freedom Bank of Georgia will make commercial real estate loans, construction and development loans and residential real estate loans. These loans include commercial loans where Freedom Bank of Georgia takes a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

     CONSTRUCTION AND DEVELOPMENT LOANS. We will make construction and development loans both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of six to twelve months and interest is paid quarterly. The ratio of the loan principal to the value of the collateral as established by independent appraisal typically will not exceed 80% for residential loans and 75% for commercial loans. Speculative loans will be based on the borrower's financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or third-party inspector. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

     COMMERCIAL REAL ESTATE. Commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, although rates typically will not be fixed for a period exceeding 36 months. Freedom Bank of Georgia will generally charge an origination fee of one percent. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on multi-family and tenant-occupied properties where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 75% and net projected cash flow available for debt service equals 120% of the debt service requirement. In addition, Freedom Bank of Georgia generally will require personal guarantees from the principal owners of the property supported by a review by Freedom Bank of Georgia's management of the principal owners' personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower's management. Freedom Bank of Georgia will limit its risk by analyzing borrowers' cash flow and collateral value on an ongoing basis. In addition, three of our directors are experienced in the acquisition, development and management of commercial real estate and will use their experience to assist in the evaluation of potential commercial real estate loans.

     RESIDENTIAL REAL ESTATE. Freedom Bank of Georgia's residential real estate loans will consist of residential second mortgage loans, residential construction loans and traditional mortgage lending for one-to-four family residences. We will originate and maintain fixed and variable rate mortgages with long-term maturity and balloon payments not exceeding 20 years. Freedom Bank will offer primarily adjustable rate mortgages. The majority of fixed rate loans will be sold in the secondary mortgage market. All loans will be made in accordance with Freedom Bank of Georgia's appraisal policy with the ratio of the loan principal to the value of collateral as established by independent appraisal not exceeding 80%, unless the borrower has private mortgage insurance. We expect that these loan-to-value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     COMMERCIAL LOANS. We expect that loans for commercial purposes in various lines of businesses will be one of the components of Freedom Bank of Georgia's loan portfolio. The target commercial loan market will be retail establishments and small to medium-sized businesses with annual sales between $500,000 and $5 million. The terms of these loans will vary by purpose and by type of underlying collateral, if any. The commercial loans will primarily be underwritten on the basis of the borrower's ability to service the loan from income. Freedom Bank of Georgia will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower's management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower's creditworthiness.

     CONSUMER LOANS. Freedom Bank of Georgia will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, second mortgages, home equity loans and home equity lines of credit. The amortization of second mortgages will generally not exceed 10 years and the rates will generally not be fixed for over 36 months. Repayment of consumer loans depends upon the borrower's financial stability and is more likely to be adversely affected by divorce, job loss, illness and personal hardships than repayment of other loans. Because many consumer loans are secured by depreciable assets such as boats, cars and trailers, the loan should be amortized over the useful life of the asset. To minimize the risk that the borrower cannot afford the monthly payments, all fixed monthly obligations should not exceed 40% of the borrower's gross monthly income. The borrower should also be continuously employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower's past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. We expect that the principal competitors for consumer loans will be the established banks in Freedom Bank of Georgia's market.

INVESTMENTS

     In addition to loans, Freedom Bank of Georgia will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. The investment/asset-liability committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to Freedom Bank of Georgia's policy as set by the board of directors.

ASSET  AND  LIABILITY  MANAGEMENT

     The investment/asset-liability committee will manage Freedom Bank of Georgia's assets and liabilities and will strive to provide a stable, optimized net interest margin, adequate liquidity and a profitable after-tax return on assets and return on equity. The committee will conduct these management functions within the framework of written loan and investment policies that Freedom Bank of Georgia will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

DEPOSIT  SERVICES

     Freedom Bank of Georgia will seek to establish a broad base of core deposits, including savings accounts, checking accounts, money market accounts, NOW accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, Freedom Bank of Georgia will employ an aggressive marketing plan in its overall service area and will feature a broad product line and competitive rates and services. The primary sources of deposits will be residents of, and businesses and their employees located in, Freedom Bank of Georgia's primary service area. Freedom Bank of Georgia plans to obtain these deposits through personal solicitation by its officers and directors, direct mail solicitations and advertisements published in the local media.

OTHER  BANKING  SERVICES

     Other anticipated banking services include cashiers checks, travelers' checks, direct deposit of payroll and Social Security checks, night depository, bank-by-mail, ATM cards and debit cards. Freedom Bank of Georgia plans to become associated with one or more nationwide networks of automated teller machines that our customers will be able to use throughout Georgia and other regions. We do not plan to charge our customers for the use of these automated teller machines since we will initially have only one location. However, other financial institutions may charge our customers for the use of their automated teller machines. We also plan to offer MasterCard(R) and VISA(R) credit card services through a correspondent bank as an agent for Freedom Bank of Georgia. Freedom Bank of Georgia does not plan to exercise trust powers during its initial years of operation. In the future, we may offer a full-service trust department, but cannot do so without the prior approval of the Department of Banking and Finance.

EMPLOYEES

     When we begin operations, we expect that Freedom Bank of Georgia will have eight full-time equivalent employees. When we occupy our permanent facility, we expect that Freedom Bank of Georgia will have 10 full-time equivalent employees. We do not expect that Freedom Bancshares will have any employees who are not also employees of Freedom Bank of Georgia.


                                   MANAGEMENT

GENERAL

     The table below sets forth the following information for each of our organizers, directors and executive officers:

          -    His age as of December 31, 2002;

          - The positions he holds with Freedom Bancshares and will hold with Freedom Bank of Georgia;

          - The number of shares of common stock he intends to purchase in the offering; and

          - The percentage that the number of shares he intends to purchase bears to the minimum and maximum number of shares to be sold in the offering.

     The number of shares indicated in the table are based on "beneficial ownership" concepts as defined by the Securities and Exchange Commission. Beneficial ownership includes shares owned by spouses, minor children and other relatives residing in the same household, trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each director to purchase one share of common stock for every two shares of common stock purchased by the director in this offering because these warrants will not be exercisable within 60 days of the date of this prospectus. The address of our directors and executive officers is the same as the address for Freedom Bancshares.

                                                               PERCENTAGE   PERCENTAGE
                                                      NUMBER       OF           OF
                                     POSITION(S)       OF       MINIMUM      MAXIMUM
NAME AND ADDRESS (AGE)               TO BE HELD       SHARES    OFFERING     OFFERING
----------------------               -----------      ------    --------     --------
R.S. (Steve) Adams, Sr. (58)    Director              30,000         3.8%       2.5%

W. Keith Ariail (50)            Director              12,500         1.6%       1.0%

Claude P. Brown                 Director              15,000         1.9%       1.3%

Harold C. Davis (55)            Director              30,000         3.8%       2.5%

Tom H. Hardy (39)               Director              10,000         1.3%       0.8%


                                       29

James S. Purcell (39)           Executive Vice        12,500         1.6%       1.0%
                                President and
                                Director of Freedom
                                Bancshares and
                                Freedom Bank of
                                Georgia

Tom W. Rankin (65)              Chief Executive        1,000         0.1%       0.1%
                                Officer, President
                                and Director of
                                Freedom Bancshares
                                and Freedom Bank
                                of Georgia

Verlin L. Reece (51)            Director              30,000         3.8%       2.5%

Harold L. Swindell (63)         Chairman, Board of       500           *          *
                                Directors            =======  ===========  =========

All organizers, directors and
executive officers as a group                        141,500        17.7%      11.8%
                                                     =======  ===========  =========
(8 persons)

* - Comprises less than 0.1% of the minimum and maximum number of shares offered, respectively.

     Each of the directors of Freedom Bancshares is also a proposed director of Freedom Bank of Georgia. Each of Freedom Bank of Georgia's proposed directors will, upon approval of the Department of Banking and Finance, serve until Freedom Bank of Georgia's first shareholders meeting, which will convene shortly after Freedom Bank of Georgia receives its charter. Freedom Bancshares, as the sole shareholder of Freedom Bank of Georgia, will nominate each proposed director to serve as director of Freedom Bank of Georgia at that meeting. After the first shareholders meeting, directors of Freedom Bank of Georgia will serve for a term of one year and will be elected by Freedom Bancshares each year at Freedom Bank of Georgia's annual meeting of shareholders. Freedom Bank of Georgia's officers will be appointed or elected by its board of directors and will hold office at the will of its board.

     The following is a biographical summary of each of our organizers, directors and executive officers:

          R.S. (STEVE) ADAMS, SR. Mr. Adams is the president of Seydel-Woolley Co., Inc. and a shareholder in the Seydel Companies, a manufacturer of specialty chemicals that are used in textile and paper products and are sold globally. He is also the CEO and majority shareholder of ZKR Express, Inc., an interstate trucking and railroad trans-loading concern. He is the president and majority shareholder of ZKRD, L.L.C., a holding company for real estate investments. Mr. Adams is a graduate of Southern Technical Institute in Marietta, Georgia with a degree in Engineering - Textile Technology. Mr. Adams is a board member of the Jefferson Industrial Development Authority and The Southern Textile Association. He is also a former board member of several textile industry trade organizations. Mr. Adams is the current chairman of the Administrative Council of The Dry Pond United Methodist Church.

          WILLIAM KEITH ARIAIL. Mr. Ariail is co-owner of McDonald Ace Hardware in Commerce, Georgia. He is a life-long resident of Jackson County. Mr. Ariail is a board member of the Jackson County Chamber of Commerce and the Jackson County Water and Sewer Authority. He is a member of the Commerce Kiwanis Club, the Commerce Business Association, the Tumbling Waters Society of Jackson County and a founder and board member of the Jackson County Habitat for Humanity. Mr. Ariail is also a member of the Jefferson Athletic Booster Club and the Commerce Athletic Booster Club. He is a member of 1st Baptist Church of Jefferson and a volunteer for the March of Dimes and American Cancer Society.

          CLAUDE P. BROWN. Mr. Brown was born in Athens, Georgia. He graduated from Banks County High School in Homer, Georgia and is a long-time resident of Jackson County. Mr. Brown is a co-owner of and the president of Brown Brothers Enterprises, Inc., which operates a pawn shop and jewelry store in Commerce, Georgia. He is an owner of and vice president of the Hyman Brown Insurance Agency, and a significant shareholder in the WJJC Radio Station in Commerce.

          HAROLD C. DAVIS. Mr. Davis was born in and grew up in Jefferson, Jackson County, Georgia. He graduated from Bryant High School in Jefferson. Mr. Davis is the owner, president and CEO of H. D. Michael Company, Inc., a home building and development company located in Bogart, Georgia. He is also the owner of Scad Oaks Apartments located in Bogart, Georgia. Mr. Davis is a former board member of Home A.A.H.B.A. Builders Association and former board member of Habit for Humanity.

          TOM H. HARDY. Mr. Hardy is a native and life-long resident of Jackson County, where he graduated from Jefferson High in 1982. Mr. Hardy is the owner of Hardy Development, a residential construction company, and a partner in Hardy Development, a residential development company. He is a past state Future Farmers of America president (1982-1983). Mr. Hardy is a member of NASCAR and he races in the NASCAR Weekly Racing Series. Mr. Hardy's professional memberships include the American Home Builders Association, the Georgia Home Builders Association, the Athens Home Builders Association and the Jackson County Home Builders Association.

          JAMES S. PURCELL. Mr. Purcell has resided in Jackson County since 1963. Mr. Purcell has been a successful community banker for the past 15 years and has spent his entire banking career in Jackson County. His banking career has given him broad exposure to all areas of operating a community bank. Mr. Purcell has experience in strategic planning, risk management, business development, public relations, asset/liability management, bank investment strategies and compliance. Mr. Purcell holds a Bachelor of Arts degree in Economics conferred by the University of Georgia. Mr. Purcell is also a graduate of the Banking School at the University of Colorado. In addition, he attended a management development program at the University of Michigan. While attending the University of Colorado, Mr. Purcell authored a white paper on debit cards that was archived by the banking school for use as a teaching aid for future students. Mr. Purcell is the executive vice president of Freedom Bancshares and the proposed executive vice president and chief lending officer of Freedom Bank of Georgia.

          In 1988, Mr. Purcell began his banking career at First Commerce Bank in Commerce, Georgia. From 1992 to 1998 he served as Vice President of First Commerce Bank where he was responsible for all facets of branch management and operations. In 1998, Mr. Purcell joined Community Bank and Trust in Commerce, Georgia, where he was a vice president and lender for the Jackson County area. While at Community Bank and Trust, Mr. Purcell was a senior credit officer. Mr. Purcell resigned from his position at Community Bank and Trust in order to organize Freedom Bank of Georgia.

          He is also an active member of several civic organizations and Grove Level Baptist Church.

          TOM W. RANKIN. Mr. Rankin is the president and chief executive officer of Freedom Bancshares and the proposed president and chief executive officer of Freedom Bank of Georgia. Mr. Rankin grew up in Georgia and attended the University of Georgia. He holds a Bachelor of Business Administration degree from Georgia State University in Atlanta. In addition, Mr. Rankin is a graduate of Louisiana State University's School of Banking of the South and he holds a certificate from the American Institute of Banking. Mr. Rankin has over 35 years of banking experience. He has served at the chief executive officer level in community banks in Georgia and Alabama for over 24 years. Mr. Rankin has extensive experience in strategic planning, risk management, business development, public relations, asset/liability management, bank investment strategies, compliance and management of branch operations.

          Mr. Rankin began his banking career in 1967 with the C&S National Bank and worked in Athens and Atlanta as a cashier and then an assistant vice president. He left C&S in 1974 and served as chief executive officer for the Bank of Carroll County in Temple, Georgia, until 1984. He then was executive vice president at Etowah Bank in Canton, Georgia. Mr. Rankin then moved to Alabama, where he joined the Home Bank (and its predecessor entities) in Albertville as chief executive officer in 1987 and served in that capacity until 1999. Most recently, he was president and chief executive officer of The Bank of Marshall County, Albertville, Alabama from 1999 until 2002. Mr. Rankin retired from The Bank, but emerged from retirement in order to organize Freedom Bank of Georgia.

          Mr. Rankin's professional memberships and activities include former membership in the American Bankers Association's Community Bankers Council and the Alabama Bankers Association. While a member of the Alabama Bankers Association, he was a group chairman, chairman of the Community Bank Division, a member of the Community Banking Division and a member of the National Legislative Committee. Mr. Rankin is also a former treasurer, director and former trustee of the Georgia Bankers Insurance Trust Fund of the Georgia Bankers Association. He has been active in civic affairs and served on various planning boards, chambers of commerce; and other civic minded boards.

          VERLIN L. REECE. Born in Gainesville, Georgia, Mr. Reece has resided in Jackson County since 1987`. Mr. Reece is a retail grocer and operates a chain of Quality Foods stores in north Georgia and South Carolina. He holds a Bachelor of Arts degree from Mercer University in Atlanta, Georgia. Mr. Reece is also a real estate investor and has been active in civic affairs in Jackson County.

          HAROLD L. SWINDELL. Mr. Swindell is a retired community banker of 40 years. He retired from Etowah Bank in Canton, Georgia at the end of 1999 where he was executive vice president and chief operating officer. He also served on the bank's Board of Directors. Prior to working in Georgia at Etowah Bank, Mr. Swindell was a community banker in Michigan for over 26 years. His career encompassed a full range of banking positions, beginning as a teller in 1960 in Davison, Michigan, culminating in the positions of president and chief executive officer of a community bank in Fowlerville, Michigan. Mr. Swindell currently serves on the Development Authority of Cherokee County and the Board of Directors of The American Cancer Society of Cherokee County. He has served as chairman of the Cherokee County Chamber of Commerce and on several other boards of directors. Mr. Swindell is a graduate of the Graduate School of Banking at the University of Wisconsin.

BOARD  COMMITTEES

     The boards of directors of Freedom Bancshares and Freedom Bank of Georgia have established or will establish personnel and compensation, audit and compliance and executive committees. The members of these committees will be the same for Freedom Bank of Georgia as they are for Freedom Bancshares. Freedom Bank of Georgia will also establish a loan committee and investment/asset-liability committee. These committees are described below.

     PERSONNEL AND COMPENSATION COMMITTEE. The personnel and compensation committee establishes compensation levels for officers of Freedom Bancshares and Freedom Bank of Georgia, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs, including the stock incentive plan as described below.

     AUDIT AND COMPLIANCE COMMITTEE. The principal responsibilities of this committee are to ensure that the board receives objective information regarding policies, procedures and controls of Freedom Bancshares and Freedom Bank of Georgia with respect to auditing, accounting, internal accounting controls and financial reporting. The committee will also work to ensure that Freedom Bancshares and Freedom Bank of Georgia are in compliance with applicable laws and regulations. Among other things, this will include the following:

          - recommending the appointment of an independent auditor on an annual basis;

          -    approving any special assignments to the independent auditor;

          -    reviewing the planned scope of the annual audit;

          - reviewing the independent auditor's report and management's response;

          - reviewing any changes in accounting principles and the effectiveness and efficiency of the internal audit staff;

          - reviewing all reports from regulatory authorities and management's responses;

          - reviewing Community Reinvestment Act and other regulatory compliance; and

          - establishing appropriate levels for director and officer insurance and blanket bond insurance.

     EXECUTIVE COMMITTEE. The executive committee meets as needed and, with some exceptions, has the same powers as the board of directors in the management of the business affairs of Freedom Bancshares and Freedom Bank of Georgia between meetings of their boards. This committee makes recommendations to the board of directors regarding matters important to the overall management and strategic operation of Freedom Bancshares and Freedom Bank of Georgia.

     LOAN COMMITTEE. The loan committee will be responsible for establishing or approving, in conjunction with management, all major policies and procedures pertaining to loan policy, including:

          -    establishing the loan approval system;

          -    approving all loans in excess of a predetermined amount;

          - reviewing all past due reports, rated loan reports, non-accrual reports and other reports and indicators of overall loan portfolio quality;

          -    establishing measurements for adequacy of the loan loss reserve;
               and

          - reviewing any other matters pertaining to the loan portfolio such as yield and concentrations.

     INVESTMENT/ASSET-LIABILITY COMMITTEE. The principal responsibilities of this committee include:

          - providing guidance to the board of directors on balancing the yields and maturities of loans and investments to the yields and maturities of deposits; and

          - working with the board of directors to plan annual budgets and to develop three- to five-year strategic plans.

     The investment/asset-liability committee will also be responsible for the overall investment strategy of Freedom Bancshares and Freedom Bank of Georgia. This will include liquidity management, risk management, net interest margin management, monitoring deposit level trends and pricing, monitoring asset level trends and pricing and portfolio investment decisions.


                             EXECUTIVE COMPENSATION

EMPLOYMENT  AGREEMENTS

     TOM W. RANKIN. We have entered into a three-year employment agreement with Tom W. Rankin regarding Mr. Rankin's employment as president and chief executive officer of Freedom Bancshares and Freedom Bank of Georgia. Under the terms of the agreement, Mr. Rankin will receive a base salary of $135,000 per year. Mr. Rankin is also eligible to receive incentive compensation in an amount equal to up to fifty percent of the base salary amount based upon performance goals as established by the board of directors. Freedom Bank of Georgia will also provide Mr. Rankin with other customary benefits such as disability, health and life insurance, membership fees to a country club and an automobile allowance.

     Mr. Rankin's agreement also provides that Freedom Bancshares will grant him an incentive stock option to purchase 20,000 shares of common stock at a purchase price of $10.00 per share. Mr. Rankin's option will be issued under our stock incentive plan and will constitute approximately 25.0% of the shares initially reserved for issuance under the plan. Mr. Rankin's option will generally become exercisable in equal one-third annual increments over a three-year period beginning on the one-year anniversary of Freedom Bank of Georgia opening for business. The option will become fully vested and exercisable upon a change in control, subject to any regulatory restrictions.

     We will be obligated to pay Mr. Rankin his base salary for the greater of the remaining term of the agreement or 12 months if Mr. Rankin is terminated without cause. We will be obligated to pay Mr. Rankin his base salary for 12 months if Freedom Bank of Georgia abandons its organizational efforts. In the event that Mr. Rankin becomes permanently disabled, we will be obligated to pay Mr. Rankin his base salary for six months, or until he begins receiving payments under our long-term disability plan, whichever occurs first.

     The agreement also generally provides that, for a period of 12 months following the termination of Mr. Rankin's employment, he will not compete with Freedom Bank of Georgia in the banking business nor solicit our customers nor our employees within a limited geographic area. The non-competition and non-solicitation provisions of the agreement apply if Mr. Rankin terminates his employment with or without cause or in connection with a change in control, or if we terminate his employment with or without cause.

     Additionally, upon a change of control of Freedom Bancshares, Mr. Rankin will be entitled to a lump sum severance payment equal to the amount of his base salary that would be payable over the remaining term of the agreement or 12 months, whichever period is greater, if Mr. Rankin terminates his employment for cause or if Freedom Bancshares or its successor terminates his employment other than for cause. Cause for terminating employment is defined in the agreement.

     At the end of the initial three-year term of Mr. Rankin's agreement, the agreement will be extended for an additional 12 months, so that the unexpired term is always 12 months, unless either of the parties to the agreement gives notice of his or its intent not to extend the agreement.

     JAMES S. PURCELL. We have entered into a three-year employment agreement with James S. Purcell regarding Mr. Purcell's employment as executive vice president and chief lending officer of Freedom Bancshares and Freedom Bank of Georgia. Under the terms of the agreement, Mr. Purcell will receive a base salary of $110,000 per year. Mr. Purcell is also eligible to receive incentive compensation in an amount equal to up to fifty percent of the base salary amount based upon performance goals as established by the board of directors. Freedom Bank of Georgia will also provide Mr. Purcell with other customary benefits such as disability, health and life insurance and an automobile allowance.

     Mr. Purcell's agreement also provides that Freedom Bancshares will grant him an incentive stock option to purchase 20,000 shares of common stock at a purchase price of $10.00 per share. Mr. Purcell's option will be issued under our stock incentive plan and will constitute approximately 25.0% of the shares initially reserved for issuance under the plan. Mr. Purcell's option will generally become exercisable in equal one-third annual increments over a three-year period beginning on the one-year anniversary of Freedom Bank of Georgia opening for business. The option will become fully vested and exercisable upon a change in control, subject to any regulatory restrictions.

     We will be obligated to pay Mr. Purcell his base salary for the greater of the remaining term of the agreement or 12 months if Mr. Purcell is terminated without cause. We will be obligated to pay Mr. Purcell his base salary for 12 months if Freedom Bank of Georgia abandons its organizational efforts. In the event that Mr. Purcell becomes permanently disabled, we will be obligated to pay Mr. Purcell his base salary for six months, or until he begins receiving payments under our long-term disability plan, whichever occurs first.

     The agreement also generally provides that, for a period of 12 months following the termination of Mr. Purcell's employment, he will not compete with Freedom Bank of Georgia in the banking business nor solicit our customers nor our employees within a limited geographic area. The non-competition and non-solicitation provisions of the agreement apply if Mr. Purcell terminates his employment with or without cause or in connection with a change in control, or if we terminate his employment with or without cause.

     Additionally, upon a change of control of Freedom Bancshares, Mr. Purcell will be entitled to a lump sum severance payment equal to the amount of his base salary that would be payable over the remaining term of the agreement or 12 months, whichever period is greater, if Mr. Purcell terminates his employment for cause or if Freedom Bancshares or its successor terminates his employment other than for cause. Cause for terminating employment is defined in the agreement.

     At the end of the initial three-year term of Mr. Purcell's agreement, the agreement will be extended for an additional 12 months, so that the unexpired term is always 12 months, unless either of the parties to the agreement gives notice of his or its intent not to extend the agreement.

DIRECTOR  COMPENSATION

     Neither Freedom Bancshares nor Freedom Bank of Georgia will separately compensate its directors for their service as directors until Freedom Bank of Georgia earns a cumulative profit. Thereafter, Freedom Bank of Georgia will adopt compensatory policies for its directors that conform to applicable law.

ORGANIZERS'  WARRANTS

     In recognition of the efforts made and financial risks undertaken by the organizers in organizing Freedom Bancshares and Freedom Bank of Georgia and in recognition of the services they will provide as directors of Freedom Bank of Georgia, Freedom Bancshares will issue to each of its organizers a warrant to purchase one share of Freedom Bancshares' common stock for each share he or she purchases in this offering. In no event, however, will Freedom Bancshares issue warrants to purchase more than 200,000 shares of common stock. The issuance of the warrants is subject to regulatory approval and various conditions. The warrants will vest in one-third annual increments beginning on the first anniversary of the date that Freedom Bancshares first issues its common stock. Vested warrants will be exercisable for the ten-year period following the date that Freedom Bancshares first issues its common stock or for 90 days after a warrant holder ceases to be a director or a senior executive officer of Freedom Bancshares, whichever period is shorter. The warrants will be exercisable at an exercise price equal to $10.00 per share, subject to limitations. For example, if the exercise of a warrant will cause the warrant holder to beneficially own more than 10% of the common stock of Freedom Bancshares, the exercise of the warrant may be subject to prior approval by the Federal Reserve.

     The organizers of Freedom Bancshares intend to purchase an aggregate of approximately 141,500 shares of common stock at a price of $10.00 per share. This represents approximately 17.7% of the minimum and 11.8% of the maximum number of shares to be sold in this offering. Consequently, we currently expect to issue our organizers warrants to purchase an aggregate of 141,500 shares of common stock. The organizers may acquire additional shares of common stock, particularly if necessary to sell the minimum number of shares in this offering. In no event, however, will Freedom Bancshares issue warrants to purchase more than 200,000 shares of common stock.

STOCK  INCENTIVE  PLAN

     GENERAL. Freedom Bancshares' 2003 Stock Incentive Plan provides us with the flexibility to grant incentive stock options and non-qualified stock options to our directors, executive officers and other individuals employed by us for the purpose of giving them a proprietary interest in and encouraging them to remain involved with Freedom Bancshares or Freedom Bank of Georgia. The board of directors has reserved 80,000 shares of common stock for issuance under the plan, including the shares issuable to Messrs. Rankin and Purcell under their respective employment agreements. The number of shares reserved for issuance may be adjusted in the event of a stock split, recapitalization or similar event as described in the plan.

     Tom W. Rankin and James S. Purcell will be issued stock options under the plan in connection with their employment agreements. See "Executive Compensation-Employment Agreements" on page 35.

     Once Freedom Bank opens for business, we plan to grant stock options to purchase 5,000 shares of our common stock to each of two consultants who assisted with the organization of Freedom Bank. In the event that the options are not granted for any reason, we will pay the two consultants together a total of $12,500 as additional consulting fees.

     ADMINISTRATION. The plan will be administered by the Personnel and Compensation Committee. The committee members are appointed by the board of directors of Freedom Bancshares. The committee will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that it may deem necessary or advisable to administer the plan.

     The plan permits the committee to grant stock options to eligible persons. The committee may grant these options on an individual basis or design a program providing for grants to a group of eligible persons. The committee determines, within the limits of the plan, the number of shares of common stock subject to an option, to whom an option is granted, the exercise price and forfeiture or termination provisions of each option. Each option will be subject to a separate stock option agreement which will reflect the terms of the option.

     OPTION TERMS. The plan provides for incentive stock options and non-qualified stock options. The committee will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option. A holder of a stock option may not transfer the option during his or her lifetime.

     The exercise price of an incentive stock option may not be less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value if the participant owns more than 10% of the outstanding common stock of Freedom Bancshares or its affiliates. When the incentive stock option is exercised, Freedom Bancshares will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value will be determined based upon any reasonable measure of fair market value. The committee may permit the option holder to pay the exercise price in cash, through a cashless exercise executed through a broker, by having a number of shares of common stock otherwise issuable at the time of exercise withheld, or in whole or in part in installments with company financing for any unpaid portion. The committee may make cash awards designed to cover tax obligations of participants that result from the receipt or exercise of a stock option.

     The term of an option will be specified in the applicable stock option agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the outstanding common stock of Freedom Bancshares or its affiliates will not be exercisable more than five years after the date the option is granted. Subject to any further limitations in the applicable stock option agreement, if a participant's employment is terminated, an incentive stock option will expire and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, up to one year may be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering common stock with a value in excess of $100,000 first become exercisable in any one calendar year, the excess will be treated as non-qualified stock options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered in the order they were granted.

     TERMINATION OF OPTIONS. The terms of particular options may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with Freedom Bancshares or any affiliate, upon a specified date, upon the holder's death or disability or upon the occurrence of a change in control of Freedom Bancshares or Freedom Bank of Georgia. A stock option agreement may provide that if the holder dies or becomes disabled, the holder's estate or personal representative may exercise the option. The committee may, within the terms of the plan and the applicable stock option agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

     RECAPITALIZATIONS AND REORGANIZATIONS. The plan provides for appropriate adjustment, as determined by the committee, in the number and kind of shares and the exercise price subject to unexercised options in the event of any change in the outstanding shares of common stock by reason of any subdivision or combination of shares, payment of a stock dividend or other increase or decrease in the number of outstanding shares effected without the receipt of consideration. In the event of specified corporate reorganizations, the committee may, within the terms of the plan and the applicable stock option agreement, substitute, cancel (with or without consideration), accelerate, remove restrictions or otherwise adjust the terms of outstanding options or assume options of another issuer.

     AMENDMENT AND TERMINATION OF THE PLAN. The board of directors has the authority to amend or terminate the plan. The board of directors is not required to obtain shareholder approval to amend or terminate the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities or other laws. The board's action may not adversely affect the rights of a holder of a stock option without the holder's consent.

     FEDERAL INCOME TAX CONSEQUENCES. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

     INCENTIVE STOCK OPTIONS. A participant will not be taxed upon the grant or exercise of all or any portion of an incentive stock option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the common stock and the amount for which he or she sells the common stock. If the participant does not sell the shares of common stock prior to two years from the date of grant of the incentive stock option and one year from the date the common stock is transferred to him or her, any gain will be a capital gain, and Freedom Bancshares will not be entitled to a corresponding deduction. If the participant sells the shares of common stock at a gain before that time, the difference between the amount the participant paid for the common stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and Freedom Bancshares will be entitled to a corresponding deduction. If the participant sells the shares of common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income, and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

     NON-QUALIFIED STOCK OPTIONS. A participant will not be taxed upon the grant of a non-qualified stock option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified stock option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock, and Freedom Bancshares will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of common stock are held after exercise of a non-qualified stock option, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified stock option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified stock option was exercised.


                           RELATED PARTY TRANSACTIONS

     We expect to enter into banking and other business transactions in the ordinary course of business with our directors and officers, including members of their families and corporations, partnerships or other organizations in which they have a controlling interest. If these transactions occur, each transaction will be on the following terms:

          - In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to Freedom Bank of Georgia;

          - In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

          - In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

     In addition to the transactions in the ordinary course of our business, we have entered into the following transactions with the directors and organizers indicated:

          - LINE OF CREDIT. Our operations have also been and will continue to be funded through a working capital line of credit in the amount of $500,000 with The Bankers Bank, Atlanta, Georgia. This line of credit, which bears interest at prime minus one-half of one percent (3.75% as of March 11, 2003) and is personally guaranteed by each of our organizers, was increased to $750,000 on March 12, 2003. Interest on the line of credit is paid monthly, with accrued interest and principal due at the maturity date of October 21, 2003. Freedom Bancshares will repay the line of credit from the proceeds of the offering.

          - LEASE OF OFFICE SPACE FOR ORGANIZATIONAL OFFICE. Until delivery of our temporary main office, we are occupying an organizational office. We are leasing this office space from Seydel-Woolley & Co., Inc. R.S. (Steve) Adams, Sr., one of our organizers, is president of Seydel-Woolley & Co. The lease of the organizational office is month-to-month and the rent is $1,500 per month. Due to the short term of the lease and the limited amount of the rent payments, the board determined that an independent appraisal was neither cost effective nor necessary for it to establish that the lease arrangement is on terms that are no less favorable than we could have obtained from an unrelated third party.

          - PURCHASE OF LAND FOR TEMPORARY AND PERMANENT MAIN OFFICE SITE. Freedom Bank of Georgia will purchase the site for its temporary and permanent main office from Verlin Reece, who is one of our directors and a co-owner of the property. Our directors have a verbal commitment that the two owners of the site will sell the site to Freedom Bank. The board will obtain an independent appraisal of the land to establish that the purchase will be at a price no less favorable than the price in a sale to an unrelated third party. Freedom Bank will construct a 6,000 - 8,000 square-foot main office on the site, with completion of the facility anticipated 14 months after Freedom Bank commences banking operations. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations-Offices" on page 18.

          - FINANCIAL TRANSACTIONS OF ORGANIZATIONAL ENTITY. FB Investors, LLC was organized for the purpose of serving as the initial organizational entity for Freedom Bancshares. Freedom Bancshares was subsequently incorporated for the purpose of becoming a bank holding company for Freedom Bank of Georgia. On January 24, 2003, FB Investors and Freedom Bancshares executed an agreement which transferred all assets, liabilities, rights, revenues and expenses acquired, earned, incurred, or undertaken by FB Investors to Freedom Bancshares. Accordingly, all financial transactions of FB Investors are reflected in the financial statements of Freedom Bancshares as at and for the year ended December 31, 2002. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" on page 18.


                          DESCRIPTION OF CAPITAL STOCK

COMMON  STOCK

     Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, $1.00 par value, of which at least 800,000 shares will be issued in this offering. As of the date of this prospectus, 80,000 shares were reserved for issuance under our stock incentive plan, and up to 200,000 shares of our common stock were reserved for issuance upon the exercise of the warrants to be granted to our organizers.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock of Freedom Bancshares. No cumulative voting, redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and non-assessable.

PREFERRED  STOCK

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 2,000,000 shares of preferred stock, no par value. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and as determined by our board of directors. Although we have neither issued nor have any present plans to issue any preferred stock, the ownership and control of Freedom Bancshares by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

     The existence of preferred stock could impede a takeover of Freedom Bancshares without the approval of our board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Freedom Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in various circumstances, could decrease the market price of the common stock.

         SELECTED PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

PROTECTIVE  PROVISIONS

     GENERAL. The Georgia Business Corporation Code and Freedom Bancshares' articles of incorporation and bylaws govern shareholders' rights and related matters. Freedom Bancshares' articles of incorporation and bylaws contain several provisions, which are summarized below, that may have an "anti-takeover" effect in that they could prevent an acquisition of Freedom Bancshares unless a potential acquiror has obtained the prior approval of the board of directors of Freedom Bancshares. These provisions may make it more difficult for Freedom Bancshares' shareholders to replace the board of directors or management, which may tend to perpetuate the incumbent board.

     PREFERRED STOCK. The existence of preferred stock could impede a takeover of Freedom Bancshares without the approval of its board of directors. This is because the board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Freedom Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and, in certain circumstances, could decrease the market price of the common stock.

     CONSIDERATION OF FREEDOM BANCSHARES' CONSTITUENCIES. Freedom Bancshares articles of incorporation provide that the board of directors shall consider (1) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of Freedom Bancshares and its subsidiaries, and on the communities within which Freedom Bancshares and its subsidiaries operate (it being understood that any subsidiary bank of Freedom Bancshares is charged with providing support to and being involved in the communities it serves); and (2) the consideration being offered by the other party in relation to the then-current value of Freedom Bancshares in a freely negotiated transaction and in relation to the board of directors' then-estimate of the future value of Freedom Bancshares as an independent entity when evaluating any offer of another party:

          - to make a tender offer or exchange offer for any equity security of Freedom Bancshares;

          - to merge or effect a share exchange or similar transaction with Freedom Bancshares; or

          - to purchase or otherwise acquire all or substantially all of the assets of Freedom Bancshares.

     CLASSIFIED BOARD OF DIRECTORS. Freedom Bancshares' bylaws provide that our board of directors will be divided into three classes. Our directors will serve staggered terms, meaning that one-third of our directors will be elected each year at our annual meeting. As a result, unless the existing directors were to resign, it would take at least two annual meetings of shareholders to replace a majority of our directors.

INDEMNIFICATION

     Freedom Bancshares' articles of incorporation and bylaws contain indemnification provisions which provide that directors and officers of Freedom Bancshares (collectively, the "insiders") will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding to which the insider was made a party because he or she was a director or officer of Freedom Bancshares.

     When a case or dispute is settled or otherwise not determined on its merits, the indemnification provisions provide that Freedom Bancshares will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider acted in a manner he or she in good faith believed to be in or not opposed to the best interests of Freedom Bancshares and, in case of a criminal action or proceeding, if the insider had no reasonable cause to believe his or her conduct was unlawful. Freedom Bancshares' board of directors, its shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Freedom Bancshares' articles of incorporation and bylaws also provide that the indemnification rights contained in the articles of incorporation and bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. Freedom Bancshares can also provide for greater indemnification than is provided in the articles of incorporation and bylaws if it chooses to do so, subject to approval by its shareholders. Freedom Bancshares may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under "-Limitation of Liability" below.

     The indemnification provisions of the bylaws specifically provide that Freedom Bancshares may purchase and maintain insurance on behalf of any insider against any liability asserted against and incurred by him or her in his or her capacity as an insider, whether or not Freedom Bancshares would have had the power to indemnify against the liability.

     Freedom Bancshares is not aware of any pending or threatened action, suit or proceeding involving any of its insiders for which indemnification from Freedom Bancshares may be sought.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION  OF  LIABILITY

     Article 9 of Freedom Bancshares' articles of incorporation eliminates, with some exceptions, the potential personal liability of a director for monetary damages to Freedom Bancshares and to its shareholders for breach of a duty as a director. There is no elimination of liability for the following:

          - a breach of duty involving appropriation of a business opportunity of Freedom Bancshares;

          - an act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

          - a transaction from which the director derives an improper material tangible personal benefit; or

          - any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code.

     Article 9 does not eliminate or limit the right of Freedom Bancshares or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     The Georgia Business Corporation Code allows Georgia corporations to include in their articles of incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. As a result, Freedom Bancshares included Article 9 in its articles of incorporation to encourage qualified individuals to serve and remain as directors of Freedom Bancshares. While Freedom Bancshares has not experienced any problems in locating directors, it could experience difficulty in the future as its business activities increase and diversify. Freedom Bancshares also adopted Article 9 to enhance its ability to secure liability insurance for its directors at a reasonable cost. Freedom Bancshares intends to obtain liability insurance covering actions taken by its directors in their capacities as directors. The board of directors believes that Article 9 will enable Freedom Bancshares to secure this insurance on terms more favorable than if it were not included in the articles of incorporation.

SHAREHOLDER ACTION UPON MAJORITY WRITTEN CONSENT

     Freedom Bancshares' articles of incorporation provide that any action required by law or by the bylaws of Freedom Bancshares to be taken at a meeting of the shareholders of Freedom Bancshares, and any action which may be taken at such a meeting, may be taken without a meeting, if written consent, setting forth the action so taken, is signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten days after taking such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, Freedom Bancshares will have between 800,000 and 1,200,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that "affiliates" of Freedom Bancshares must comply with the resale limitations of Rule 144 under the Securities Act. Rule 144 defines an "affiliate" of a company as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Freedom Bancshares. Affiliates of a company generally include its directors, executive officers and principal shareholders.

     In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

          -    1% of the outstanding shares of common stock; or

          - the average weekly trading volume during the four calendar weeks preceding his or her sale.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Freedom Bancshares. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning 90 days after their status as an affiliate terminates.

     Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.


                           SUPERVISION AND REGULATION

     Both Freedom Bancshares and Freedom Bank of Georgia will be subject to extensive state and federal banking regulations that impose restrictions on and provide for general regulatory oversight of our operations. These laws are generally intended to protect depositors and not shareholders. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we make loans, purchase securities and pay dividends. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act, which took effect on March 11, 2000, eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry.

FREEDOM  BANCSHARES

     Since Freedom Bancshares will own all of the capital stock of Freedom Bank of Georgia, it will be a bank holding company under the federal Bank Holding Company Act of 1956. As a result, Freedom Bancshares will primarily be subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     ACQUISITIONS OF BANKS. The Bank Holding Company Act requires every bank holding company to obtain the Federal Reserve's prior approval before:

          - acquiring direct or indirect ownership or control of any voting shares of any bank if, after the acquisition, the bank holding company will directly or indirectly own or control more than 5% of the bank's voting shares;

          -    acquiring all or substantially all of the assets of any bank; or

          -    merging or consolidating with any other bank holding company.

     Additionally, the Bank Holding Company Act provides that the Federal Reserve may not approve any of these transactions if it would result in or tend to create a monopoly or substantially lessen competition or otherwise function as a restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. The Federal Reserve's consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Bank Holding Company Act, if adequately capitalized and adequately managed, Freedom Bancshares or any other bank holding company located in Georgia may purchase a bank located outside of Georgia. Conversely, an adequately capitalized and adequately managed bank holding company located outside of Georgia may purchase a bank located inside Georgia. In each case, however, restrictions may be placed on the acquisition of a bank that has only been in existence for a limited amount of time or will result in specified concentrations of deposits. For example, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated for at least three years. As a result, no bank holding company may acquire control of Freedom Bancshares until after the third anniversary of Freedom Bank of Georgia's date of incorporation.

     CHANGE IN BANK CONTROL. Subject to various exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either:

          - the bank holding company has registered securities under Section 12 of the Securities Exchange Act; or

          - no other person owns a greater percentage of that class of voting securities immediately after the transaction.

     PERMITTED ACTIVITIES. Generally, bank holding companies are prohibited under the Bank Holding Company Act, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than:

          -    banking or managing or controlling banks; and

          - an activity that the Federal Reserve determines to be so closely related to banking as to be a proper incident to the business of banking.

     Activities that the Federal Reserve has found to be so closely related to banking as to be a proper incident to the business of banking include:

          -    factoring accounts receivable;

          - making, acquiring, brokering or servicing loans and usual related activities;

          -    leasing personal or real property;

          - operating a non-bank depository institution, such as a savings association;

          -    trust company functions;

          -    financial and investment advisory activities;

          -    conducting discount securities brokerage activities;

          - underwriting and dealing in government obligations and money market instruments;

          - providing specified management consulting and counseling activities;

          - performing selected data processing services and support services;

          - acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions; and

          -    performing selected insurance underwriting activities.

     Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any of these activities or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the bank holding company's continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of it or any of its bank subsidiaries.

     A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in activities that are financial in nature or incidental or complementary to financial activity. The Bank Holding Company Act expressly lists the following activities as financial in nature:

          -    lending, trust and other banking activities;

          - insuring, guaranteeing or indemnifying against loss or harm, or providing and issuing annuities, and acting as principal, agent or broker for these purposes, in any state;

          -    providing financial, investment or advisory services;

          - issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly;

          -    underwriting, dealing in or making a market in securities;

          - other activities that the Federal Reserve may determine to be so closely related to banking or managing or controlling banks as to be a proper incident to managing or controlling banks;

          - foreign activities permitted outside of the United States if the Federal Reserve has determined them to be usual in connection with banking operations abroad;

          -    merchant banking through securities or insurance affiliates; and

          -    insurance company portfolio investments.

     To qualify to become a financial holding company, Freedom Bank of Georgia and any other depository institution subsidiary of Freedom Bancshares must be well capitalized and well managed and must have a Community Reinvestment Act rating of at least satisfactory. Additionally, Freedom Bancshares must file an election with the Federal Reserve to become a financial holding company and must provide the Federal Reserve with 30 days' written notice prior to engaging in a permitted financial activity. We currently have no plans to make such an election.

     SUPPORT OF SUBSIDIARY INSTITUTIONS. Under Federal Reserve policy, Freedom Bancshares is expected to act as a source of financial strength for Freedom Bank of Georgia and to commit resources to support Freedom Bank of Georgia. This support may be required at times when, without this Federal Reserve policy, Freedom Bancshares might not be inclined to provide it. In addition, any capital loans made by Freedom Bancshares to Freedom Bank of Georgia will be repaid only after its deposits and various other obligations are repaid in full. In the unlikely event of Freedom Bancshares' bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Freedom Bank of Georgia will be assumed by the bankruptcy trustee and entitled to a priority of payment.

FREEDOM  BANK  OF  GEORGIA

     Freedom Bank of Georgia will be a commercial bank chartered under the laws of the State of Georgia and a Federal Reserve member bank, and will be subject to the supervision, examination and reporting requirements of the Department of Banking and Finance and the Federal Reserve Bank of Atlanta. The Federal Reserve and the Georgia Department of Banking and Finance will regularly examine the Bank's operations and have the authority to approve or disapprove mergers, the establishment of branches and similar corporate actions. Both regulatory agencies have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law. Additionally, the Bank's deposits will be insured by the FDIC to the maximum extent provided by law. The Bank will also subject to numerous state and federal statutes and regulations that affect its business, activities and operations.

     BRANCHING. Under current Georgia law, Freedom Bank of Georgia may open branch offices throughout Georgia with the prior approval of the Department of Banking and Finance. In addition, with prior regulatory approval, Freedom Bank of Georgia will be able to acquire branches of existing banks located in Georgia. Freedom Bank of Georgia and any other national or state-chartered bank generally may branch across state lines by merging with banks in other states if allowed by the applicable states' laws. Georgia law, with limited exceptions, currently permits branching across state lines only through interstate mergers.

     Under the Federal Deposit Insurance Act, states may "opt-in" and allow out-of-state banks to branch into their state by establishing a new start-up branch in the state. Currently, Georgia has not opted-in to this provision. Therefore, interstate merger is the only method through which a bank located outside of Georgia may branch into Georgia. This provides a limited barrier of entry into the Georgia banking market, which protects us from an important segment of potential competition. However, because Georgia has elected not to opt-in, our ability to establish a new start-up branch in another state may be limited. Many states that have elected to opt-in have done so on a reciprocal basis, meaning that an out-of-state bank may establish a new start-up branch only if its home state has also elected to opt-in. Consequently, until Georgia changes its election, the only way we will be able to branch into states that have elected to opt-in on a reciprocal basis will be through interstate merger.

     PROMPT CORRECTIVE ACTION. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized financial institutions. Under this system, federal banking regulators have established five capital categories: (1) well capitalized, (2) adequately capitalized, (3) undercapitalized, (4) significantly undercapitalized and (5) critically undercapitalized, in which all institutions are placed. The federal banking agencies have also specified by regulation the relevant capital levels for each of the categories.

     Federal banking regulators are required to take specified mandatory supervisory actions and are authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of the action depends upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. An institution in any of the undercapitalized categories is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches or engaging in any new line of business, except under an accepted capital restoration plan or with FDIC approval.

     FDIC INSURANCE ASSESSMENTS. The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system that takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critically undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the FDIC and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help repay the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. This assessment rate is adjusted quarterly and is set at 1.72 cents per $100 of deposits for the first quarter of 2003.

     As a final resort, the FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

     COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires the appropriate federal regulator, in connection with its examinations of financial institutions within its jurisdiction, to evaluate the record of each financial institution in meeting the credit needs of its local community, including low- and moderate-income neighborhoods. The appropriate federal regulator considers these factors in evaluating mergers, acquisitions and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on Freedom Bank of Georgia. A bank with aggregate assets of $250 million or less is subject to a Community Reinvestment Act examination only once every 60 months if the bank receives an outstanding rating, once every 48 months if it receives a satisfactory rating and as needed if the rating is less than satisfactory. Additionally, banks are required to publicly disclose the terms of various Community Reinvestment Act-related agreements.

     OTHER REGULATIONS. Interest and other charges collected or contracted for by Freedom Bank of Georgia are subject to state usury laws and federal laws concerning interest rates. Freedom Bank of Georgia's loan operations are also subject to federal laws applicable to credit transactions, such as the:

          - Federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

          - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

          - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

          - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

          - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

          - Rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

The  deposit operations of Freedom Bank of Georgia are subject to the following:

          - the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

          - the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.


     In addition to the federal and state laws noted above, amendments to the Georgia Fair Lending Act ("GFLA") became effective on March 6, 2003. The revised GFLA imposes restrictions and procedural requirements on "high cost home loans" as defined by GFLA; under the previous law the "covered home loan" category included most mortgage loans made in Georgia, including home equity loans and lines of credit. As defined, a "high cost home loan" means a home loan in which either of the following applies:

- the annual percentage rate of the loan equals or exceeds the rate set out in Section 152 of the Home Ownership and Equity Act of 1994 and related regulations, including 12 C.F.R. 226.32 (generally specified as an annual percentage rate that will exceed by more than eight percentage points for first-lien loans, or by more than ten percentage points for subordinate-lien loans, the yield on U.S. Treasury securities having comparable maturities to the loan maturity); or

- total points and fees payable in connection with the loan, excluding not m-ore than two bona fide discount points, exceed five percent of the total loan amount for loans of $20,000 or more, or the lesser of (1) eight percent of the total loan amount or (2) $1,000, for loans less than $20,000.

     Under the new law, true bridge loans and construction loans are excluded from coverage of GFLA's requirements. We do not intend to make loans defined as "high cost home loans" under GFLA and therefore do not expect GFLA to materially impact our operations. We will implement procedures to comply with all GFLA reporting and documentation requirements.

     CAPITAL ADEQUACY. Freedom Bancshares and Freedom Bank of Georgia will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of Freedom Bancshares, and the FDIC and Department of Banking and Finance, in the case of Freedom Bank of Georgia. The Federal Reserve has established a risk-based and a leverage measure of capital adequacy for bank holding companies that are substantially similar to those adopted by the FDIC for banks.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate risks weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. Total capital consists of two components, Tier 1 Capital and Tier 2 Capital. Tier 1 Capital generally consists of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other specified intangible assets. Tier 1 Capital must equal at least 4% of risk-weighted assets. Additionally, the Department of Banking and Finance requires de novo banks to maintain a Tier 1 Capital Ratio of 8% for the first three years of operation. Tier 2 Capital generally consists of subordinated debt, other preferred stock, and a limited amount of loan loss reserves. The total amount of Tier 2 Capital is limited to 100% of Tier 1 Capital.

     In addition, the FDIC and Federal Reserve have established minimum leverage ratio guidelines for banks and bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and other specified intangible assets, of 4% for banks. Bank holding companies generally are also required to maintain a leverage ratio of at least 4%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Freedom Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company's Tier 1 Capital leverage ratio, after deducting all intangibles and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Failure to meet capital guidelines could subject a bank or bank holding company to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting brokered deposits, and other restrictions on its business. As described above, significant additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See "Supervision and Regulation-Freedom Bank of Georgia-Prompt Corrective Action" on page 50.

     PAYMENT OF DIVIDENDS. Freedom Bancshares is a legal entity separate and distinct from Freedom Bank of Georgia. The principal sources of Freedom Bancshares' cash flow, including cash flow to pay dividends to its shareholders, will be dividends that Freedom Bank of Georgia will pay to its sole shareholder, Freedom Bancshares. Statutory and regulatory limitations apply to Freedom Bank of Georgia's payment of dividends to Freedom Bancshares as well as to Freedom Bancshares' payment of dividends to its shareholders.

     The Department of Banking and Finance will regulate Freedom Bank of Georgia's dividend payments and must approve dividend payments that would exceed 50% of Freedom Bank of Georgia's net income for the prior year. Our payment of dividends may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     The payment of dividends by Freedom Bancshares and Freedom Bank of Georgia may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of its federal banking regulator, Freedom Bank of Georgia were engaged in or about to engage in an unsafe or unsound practice, the federal banking regulator could require, after notice and a hearing, that it cease and desist from its practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that insured banks should generally only pay dividends out of current operating earnings. See "-Prompt Corrective Action" on page 50.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Freedom Bancshares and Freedom Bank of Georgia are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

          -    a bank's loans or extensions of credit to affiliates;

          -    a bank's investment in affiliates;

          - assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

          - the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

          - a bank's guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank's capital and surplus and, as to all affiliates combined, to 20% of a bank's capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Freedom Bank of Georgia must also comply with other provisions designed to avoid the taking of low-quality assets.

     Freedom Bancshares and Freedom Bank of Georgia are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Freedom Bank of Georgia is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (2) must not involve more than the normal risk of repayment or present other unfavorable features.

     PRIVACY. Financial institutions are required to disclose their policies for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market the institutions' own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic mail to consumers.

ANTI-TERRORISM  LEGISLATION

     In the wake of the tragic events of September 11th, on October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

          - to conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

          - to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

          - to ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

          - to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

     Under the USA PATRIOT Act, financial institutions must establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

          -    the development of internal policies, procedures and controls;

          -    the designation of a compliance officer;

          -    an ongoing employee training program; and

          -    an independent audit function to test the programs.

     Pursuant to the mandate of the USA PATRIOT Act, the Secretary of the Treasury issued regulations effective April 24, 2002 applicable to financial institutions. Because all federally insured depository institutions are required to have anti-money laundering programs, the regulations provide that a financial institution which is subject to regulation by a "federal functional" is in compliance with the regulations if it complies with the rules of its primary federal regulator governing the establishment and maintenance of anti-money laundering programs.

     Under the authority of the USA PATRIOT Act, the Secretary of the Treasury to adopted rules on September 26, 2002 increasing the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under the new rules, a financial institution is required to:

          - expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in a request submitted by the Financial Crimes Enforcement Network ("FinCEN");

          -    notify FinCEN if an account or transaction is identified;

          -    designate a contact person to receive information requests;

          - limit use of information provided by FinCEN to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

          - maintain adequate procedures to protect the security and confidentiality of FinCEN requests.

     Under the new rules, a financial institution may also share information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering. Such information-sharing is protected under a safe harbor if the financial institution:

          - notifies FinCEN of its intention to share information, even when sharing with an affiliated financial institution;

          - takes reasonable steps to verify that, prior to sharing, the financial institution or association of financial institutions with which it intends to share information has submitted a notice to FinCEN;

          - limits the use of shared information to identifying and reporting on money laundering or terrorist activities, determining whether to establish or maintain an account or engage in a transaction, or assisting it in complying with the Bank Security Act; and maintains adequate procedures to protect the security and confidentiality of the information.

     Any financial institution complying with these rules will not be deemed to have violated the privacy requirements discussed above.

     The Secretary of the Treasury also adopted a new rule on September 26, 2002 intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the new rule, financial institutions:

          - are prohibited from providing correspondent accounts to foreign shell banks;

          - are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account;

          - must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the Unites States designated to accept services of legal process;

          - must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General.

          The new rule applies to correspondent accounts established after October 28, 2002.

     PROPOSED LEGISLATION AND REGULATORY ACTION. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

     EFFECT OF GOVERNMENTAL MONETARY POLICES. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board's power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                  LEGAL MATTERS

     Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia will pass upon the validity of the shares of common stock offered by this prospectus for Freedom Bancshares.


                                     EXPERTS

     Freedom Bancshares' audited financial statements at December 31, 2002, included in this prospectus have been included in reliance on the report of Francis & Co., CPAs, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.


                             REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, Freedom Bancshares will be subject to the reporting requirements of the Securities Exchange Act, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will generally continue through at least December 31, 2003 and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year the common stock is held of record by less than 300 persons.

     At any time that Freedom Bancshares is not a reporting company, it will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Department of Banking and Finance. Freedom Bancshares' fiscal year ends on December 31. Additionally, Freedom Bancshares will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.


                             ADDITIONAL INFORMATION

     Freedom Bancshares has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information contained in the Registration Statement. For further information with respect to Freedom Bancshares and the common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at Citicorp Center and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may read and copy our Registration Statement and any other materials filed by us with the Securities and Exchange Commission, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http://www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Freedom Bancshares, that file electronically with the Securities and Exchange Commission.

     Freedom Bancshares and the organizers have filed or will file various applications with the FDIC, the Federal Reserve Bank of Atlanta and the Department of Banking and Finance. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from Freedom Bancshares and information in public files and records maintained by the FDIC, the Federal Reserve Bank of Atlanta and the Department of Banking and Finance, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which they can make no assurances. Freedom Bancshares specifically disaffirms those projections for purposes of this prospectus and cautions you against relying on them for purposes of making an investment decision.

                            FREEDOM BANCSHARES, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS


                                DECEMBER 31, 2002

                 (WITH INDEPENDENT ACCOUNTANT'S REPORT THEREON)

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . . . F-3

Balance Sheet as of December 31, 2002. . . . . . . . . . . . . . . . . . . . F-4

Statement of Operations
     from inception, (October 2, 2002) to December 31, 2002. . . . . . . . . F-5

Statement of Changes in Stockholder's Equity (Deficit)
     from inception, (October 2, 2002) to December 31, 2002. . . . . . . . . F-6

Statement of Cash  Flows
     from inception, (October 2, 2002) to December 31, 2002. . . . . . . . . F-7

Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors
Freedom Bancshares, Inc.
Commerce, Georgia

We have audited the accompanying balance sheet of Freedom Bancshares, Inc. (a development stage enterprise) (the "Company") as of December 31, 2002, and the related statements of operations, changes in stockholder's deficit and cash flows for the period from inception, (October 2, 2002) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freedom Bancshares, Inc. as of December 31, 2002 and the results of its operations and its cash flows for the period from inception, (October 2, 2002) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Freedom Bancshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 2, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary regulatory approvals to operate a bank and a bank holding company. These factors and the expenses associated with developing a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in note 2. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.


/s/ Francis & Co., CPAs

Atlanta, Georgia
March 10, 2003

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                  BALANCE SHEET
                                DECEMBER 31, 2002


                                     ASSETS
                                     ------
Cash                                                 $  33,835
Property and equipment, net                              9,063
Deferred registration costs                             29,216
Other assets                                             3,208
                                                     ----------
  Total Assets                                       $  75,322
                                                     ==========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

Liabilities:
Note payable                                         $ 173,500
Accounts payable                                        56,063
Accrued expense                                          4,950
                                                     ----------
  Total Liabilities                                  $ 234,513
                                                     ----------

Commitments and Contingencies (Note 4)

Stockholder's Equity (Note 1):
Preferred stock, no par value, 2.0 million shares
   authorized, one share issued or outstanding       $    -  -
Common stock, $1.00 par value, 10.0 million shares
   authorized, one share issued or outstanding       $       1
Paid-in-capital                                              9
Stock subscription receivable                              (10)
(Deficit) accumulated during the development stage    (159,191)
                                                     ----------

   Total Stockholder's (Deficit)                     $(159,191)
                                                     ----------

   Total Liabilities and Stockholder's (Deficit)     $  75,322
                                                     ==========

                   Refer to notes to the financial statements.

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 2002) TO DECEMBER 31, 2002



Revenues                 $    -  -
                         ----------

Expenses:
  Professional fees      $  66,760
  Salaries and benefits     60,781
  Regulatory fees           12,000
  Travel and lodging         7,380
  Rent expense               4,306
  Depreciation                 533
  Interest                     780
  Other expenses             6,651
                         ----------
     Total expenses      $ 159,191
                         ----------

Net loss                 $(159,191)
                         ==========



                   Refer to notes to the financial statements.

                                     FREEDOM BANCSHARES, INC.
                                 (A DEVELOPMENT STAGE ENTERPRISE)
                           STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
               FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 2002) TO DECEMBER 31, 2002




                                                                           (DEFICIT)
                                                                          ACCUMULATED
                                                               STOCK        DURING
                                                             SUBSCRIP-        THE
                                                               TION        DEVELOP-
                            PREFERRED   COMMON   PAID-IN-     RECEIV-        MENT
                              STOCK      STOCK    CAPITAL      ABLE          STAGE        TOTAL
                            ----------  -------  ---------  -----------  -------------  ----------

Issuance of one share       $     -  -  $     1  $       9  $      (10)  $       -  -   $       0

Net loss                          -  -     -  -       -  -        -  -       (159,191)   (159,191)
                            ----------  -------  ---------  -----------  -------------  ----------

Balance, December 31, 2002  $     -  -  $     1  $       9  $      (10)  $   (159,191)  $(159,191)
                            ==========  =======  =========  ===========  =============  ==========



                   Refer to notes to the financial statements.

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                             STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 2002) TO DECEMBER 31, 2002



Cash flows from pre-operating activities of the development stage:
  Net (loss)                                                         $(159,191)
  Adjustments to reconcile net (loss) to cash used
  by pre-operating activities of the development stage:
     Depreciation                                                          533
  (Increase) in deferred registration costs                            (29,216)
  (Increase) in other assets                                            (3,208)
  Increase in payables and accrued expenses                             61,013
                                                                     ----------
Net cash used
  by pre-operating activities of the development stage               $(130,069)
                                                                     ----------

Cash flows from investing activities:
  Purchase of fixed assets                                           $  (9,596)
                                                                     ----------
Net cash used by investing activities                                $  (9,596)
                                                                     ----------

Cash flows from financing activities:
  Borrowings                                                         $ 173,500
                                                                     ----------
Net cash provided by financing activities                            $ 173,500
                                                                     ----------

Net increase in cash                                                 $  33,835
Cash, beginning of period                                                 -  -
                                                                     ----------
Cash, end of period                                                  $  33,835
                                                                     ==========

Supplemental Information:

Cash paid for:
  Interest                                                           $     780
                                                                     ==========



                   Refer to notes to the financial statements.

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


NOTE  1  -  SUMMARY  OF  ORGANIZATION

     Freedom Bancshares, Inc., Commerce, Georgia (the "Company") is a proposed one-bank holding company with respect to a de novo bank, Freedom Bank of Georgia
                                           -------
(In Organization), Commerce, Georgia (the "Bank"). Prior to the Company's incorporation on January 17, 2003, a group of organizers formed FB Investors, LLC (the "LLC") to facilitate in the initial process of organizing and forming both the Company and the Bank. Although LLC was officially organized November 12, 2002, it had commenced operation on October 2, 2002, the date of inception. On January 24, 2003, LLC's Board of Directors assigned and transferred all of the assets and liabilities of the LLC to the Company. Accordingly, all assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by LLC from inception, October 2, 2002, have been transferred to the Company. As a result, all financial transactions undertaken by the LLC from inception, October 2, 2002, until December 31, 2002 are reflected in the Company's financial statements as of and for the period ended December 31, 2002.

     The Company filed applications with the Georgia Department of Banking and Finance (the "GaDBF") to charter the Bank and with the Federal Deposit Insurance Corporation (the "FDIC") to insure deposits up to $100,000 per depositor. Once preliminary approvals on the above applications are obtained, an application will be filed with the Federal Reserve Board (the "FRB") for membership. Additionally, applications for prior approval to form a bank holding company will be filed with the FRB, and with the GaDBF.

     The Company's articles of incorporation authorize its Board of Directors, without further action by the shareholders, to issue up to 10.0 million shares of its $1.00 par value per share common stock ("Common Stock"). Each share entitles its owners to one vote and shareholders have no preemptive, cumulative voting or conversion rights. As of December 31, 2002, no shares of the Company's Common Stock were issued and outstanding.

     The Company's articles of incorporation also authorize its Board of Directors to issue up to 2.0 million shares of its zero par value per share preferred stock ("Preferred Stock"). The Company's Board of Directors may, without further action by the shareholders, direct the issuance of Preferred Stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of Common Stock. As of December 31, 2002, there were no shares of the Company's Preferred Stock issued or outstanding.

     The Company intends to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 800,000 and maximum of 1,200,000 shares of its $1.00 par value Common Stock (the "Offering"). The sales price for each share of Common Stock is $10.00. All subscription proceeds will be held by an Escrow Agent pending acceptance of subscriptions, completion of the Offering, and the receipt of preliminary approvals from the various banking regulators. If the sale of the minimum

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


(800,000) shares of Common Stock is not accomplished by the expiration date, as it may be extended, all subscriptions will be canceled and all proceeds returned with interest to the subscribers. If the sale of the minimum (800,000) shares of Common Stock is accomplished and all preliminary regulatory approvals obtained, the Company will capitalize the Bank and commence banking operations.

     In connection with the Company's formation and Offering, up to 200,000 stock warrants will be issued to the Company's organizers. The issuance of the warrants is subject to regulatory approval and various conditions. Organizers will be awarded one warrant for each share of Common Stock purchased in the Offering. Each warrant entitles its owner to purchase one share of Common Stock for a price of $10.00. The warrants will vest in one-third annual increments over a three-year period beginning on the one-year anniversary date of the issuance of Common Stock sold in the Offering. Warrants, when vested, will be exercisable for a period of no more than ten years from the date that the Company issues the Common Stock that is sold in the Offering, or no more than ninety days after a warrant holder ceases to be either a director or senior executive of the Company, whichever period is shorter. As of December 31, 2002, there were no warrants issued or outstanding.

     The Company will reserve up to 80,000 shares of Common Stock for issuance under a stock option plan, which will be administered by the Company's Personnel and Compensation Committee (the "Committee"). The Committee will have the authority to award stock options to eligible persons, to determine exercise price, expiration date, forfeiture or termination provisions, and all other administrative responsibilities. As of December 31, 2002, there were no options issued or outstanding.

     The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations.


NOTE  2  -  LIQUIDITY  AND  GOING  CONCERN  CONSIDERATIONS

     As of December 31, 2002, the Company incurred a net loss of $159,191 for the period from inception (October 2, 2002) through December 31, 2002. At December 31, 2002 liabilities exceeded assets by $159,191.

     As of December 31, 2002, the Company had a $500,000 unsecured line of credit to fund its pre-operating activities until such time as all regulatory approvals are obtained, and pending the successful completion of the Offering. As of December 31, 2002, the outstanding balance on the above line of credit is $173,500, the maturity date is October 21, 2003, and the variable interest rate is at prime less 1/2%. Interest on the line of credit is payable monthly, with

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


principal and accrued interest due at maturity. The above line of credit is unsecured but is guaranteed by several members of the board of directors.

     Management believes the current available borrowing on the Company's line of credit is adequate to fund the anticipated costs to be incurred by the Company during its development stage, but the funding of banking operations is dependent on obtaining regulatory approvals and the successful completion of the Offering.

     As stated under Note 1, in order to provide permanent funding for its operation, the Company plans to sell a minimum of 800,000 shares of its Common Stock at $10.00 per share in the Offering. Costs related to the organization and registration of the Company's Common Stock will be paid from the gross proceeds of the Offering. Should the Company fail to complete the minimum Offering, the sale of the Company's Common Stock will be terminated and the amounts paid by subscribers, including interest earned on the funds, will be returned.

NOTE  3  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     Basis of Accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles for a development stage enterprise. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, shareholders' equity (deficit) and net income (loss). Actual results may differ significantly from those estimates. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash. The Company has adopted a fiscal year that ends on December 31, effective for the period ended December 31, 2002.

     Organizational Expenses. Organizational expenses are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company reaches the operating stage. Organizational expenses generally include incorporation, legal and accounting fees incurred in connection with establishing a business. Organizational costs are expensed when incurred.

     Deferred Registration Costs. Deferred registration costs are deferred and incremental costs incurred by the Company in connection with the underwriting and issuance of its own Common Stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs. In a successful offering, deferred registration costs are deducted from the Company's Paid-in-Capital account. Registration costs associated with an unsuccessful offering are charged to operations in the period during which the offering is deemed unsuccessful.

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


     Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event the future tax consequences of difference between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     Stock-Based Compensation. The Company will follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretation, in accounting for its proposed options and warrants rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). APB 25 provides that the compensation expense relative to the Company's options and warrants is measured based on the intrinsic value of the option/warrant. SFAS 123 requires companies that continue to follow APB 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS 123.

     Pro-forma Net Loss Per Common Share. Pro-forma net loss per common share is calculated by dividing net loss by the minimum number of common shares (800,000) that would be outstanding in the event the Offering is successful. This treatment is consistent with SEC's Staff Accounting Bulletin Topic 1-B. The pro-forma net loss per share for the period from inception, (October 2, 2002), through December 31, 2002 is $.20.

     Statement of Cash Flows. The statement of cash flows was prepared using the indirect method. Under this method, net loss was reconciled to net cash flows from pre-operating activities by adjusting for the effects of current assets and short-term liabilities.


NOTE  4  -  COMMITMENTS  AND  CONTINGENCIES

     In connection with the Company's formation and the organization of its subsidiary Bank, the Company entered into an agreement with a bank consulting firm to assist it in preparing and filing all applications with the regulatory authorities. The Company engaged a law firm to prepare and file all organizational and incorporation papers, as well as prepare a Registration Statement on Form SB-2. An accounting firm was engaged to audit and express an opinion on the Company's financial statements as of and for the period ended December 31, 2002. Another company was engaged to assist the Company in selling its Common Stock. The aggregate fees for the above services are projected to be $252,000.

     The Company is leasing office space from a business concern that is related to one of the Company's board members. The lease arrangement is on a month-to-month basis, and the rental amount is $1,500 per month. For the period ended December 31, 2002, lease expense amounted to $4,306.

                            FREEDOM BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


     The Company has entered into an employment agreement with its President and Chief Executive Officer (the "CEO"), providing for an initial term of three years. The agreement provides for a base salary, an incentive bonus based on the Company's performance, stock options and other customary benefits commensurate with his employment.

     The  Company  has  entered  into an employment agreement with its Executive
Vice President/Senior Lending Officer, providing for an initial term of three years. The agreement provides for a base salary, stock options, and other customary benefits commensurate with his employment.

     In connection with the Company's formation and initial offering, an aggregate of 40,000 stock options will be granted to the Company's CEO and Executive Vice President/Senior Lending Officer (collectively, "Senior Management"). These options will vest equally over a three-year period. The options expire on the tenth anniversary of the options grant date unless the affected member of Senior Management was terminated for cause (3 months) or death/disability (one year). Subject to regulatory approvals, stock options aggregating 10,000 will be issued to two professionals who were hired to assist the Company in its efforts to obtain regulatory approvals and raise equity capital.


NOTE  5  -  RELATED  PARTY  TRANSACTIONS

     Members of the Board of Directors intend to purchase approximately 141,500 shares of the Company's Common Stock. For each share acquired, members of the Board of Directors will receive a warrant subject to certain limitations. A warrant entitles its holder to purchase, at any time within ten years from the first anniversary of the date that the Company first issues its Common Stock, an additional share of the Company's Common Stock for $10.00.

     The Bank intends to purchase unimproved property (the "Lot") to be utilized for its temporary and permanent banking facility. Initially, the Bank intends to either lease or rent a temporary modular facility from which it will operate. Once the Bank becomes operational, construction of the main/permanent facility would commence. It is projected that the permanent facility will be completed approximately fourteen months after the Bank opens for business. The Lot is currently co-owned by one of the Company's directors. The Company's directors have a verbal commitment that the current owners of the Lot will sell it to the Bank. The Board will obtain an independent appraisal of the Lot to establish that the purchase price will be no less favorable than the price in a sale to an unrelated third party.

     Please  refer  to  Note  1  concerning  warrants  and  stock  options.

     Please refer to Note 2 concerning the $500,000 line of credit guaranteed by members of the Board.

     Please refer to Note 4 concerning the employment agreements with Senior Management.

     Please refer to Note 1 concerning the assignment of assets and liabilities from LLC to the Company.

NOTE  6  -  INCOME  TAXES

     The following summarized the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2002:

     Deferred tax asset relating to pre-opening expenses       $ 61,300
     Valuation  allowance                                       (61,300)
                                                              ----------
     Net deferred taxes                                        $      0
                                                              ==========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

                                                                      APPENDIX A
                                                                      ----------

                             SUBSCRIPTION AGREEMENT



Freedom Bancshares, Inc.
244 John B. Brooks Road
Pendergrass, Georgia 30567


Ladies and Gentlemen:

     I hereby subscribe to purchase the number of shares of common stock (the "Shares") of Freedom Bancshares, Inc. (the "Company") indicated below.

     I have received a copy of the Company's prospectus, dated ________ __, 2003. In connection with my purchase of the Shares, I understand and agree as follows:

     (1) My purchase of the Company's common stock involves significant risk, as described under "Risk Factors" in the prospectus.

     (2) No federal or state agency has made any finding or determination regarding the fairness of the Company's offering of common stock, the accuracy or adequacy of the prospectus, or any recommendation or endorsement concerning an investment in the common stock.

     (3) THE SHARES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     I am enclosing a check in the amount of $10.00 multiplied by the number of shares I wish to buy. My check is made payable to "The Bankers Bank - Escrow Account for Freedom Bancshares, Inc."

     THIS SUBSCRIPTION AGREEMENT IS FINAL, BINDING AND IRREVOCABLE. If the organizers are unable to sell at least 800,000 shares of common stock or fail to receive approval from the Georgia Department of Banking and Finance to open the Bank, the escrow agent will promptly return all subscription proceeds to me, with any interest earned.


NUMBER OF SHARES                            ------------------------------------
(MINIMUM 500 SHARES):
                          -------           ------------------------------------
TOTAL SUBSCRIPTION PRICE                    PLEASE PRINT OR TYPE EXACT
(AT $10.00 PER SHARE):                      NAME(S) IN WHICH UNDERSIGNED
                          -------           DESIRES SHARES TO BE REGISTERED

     Under the penalty of perjury, I certify that: (A) the Social Security Number or Taxpayer Identification Number given below is correct; and (B) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT (B) ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


---------------------------                 ------------------------------------
DATE
                                            ------------------------------------
                                            SIGNATURE(S)*

PRINT ADDRESS:

----------------------------                PLEASE INDICATE FORM OF OWNERSHIP
                                            YOU DESIRE FOR THE SHARES
----------------------------                ([ ]  INDIVIDUAL,
                                             [ ]  JOINT TENANTS WITH RIGHT OF
----------------------------                      SURVIVORSHIP,
                                             [ ]  TENANTS IN COMMON,
                                             [ ]  TRUST,
                                             [ ]  CORPORATION,
                                             [ ]  PARTNERSHIP,
                                             [ ]  CUSTODIAN, ETC.)


---------------------------                 ------------------------------------
AREA CODE AND TELEPHONE NO.                 SOCIAL SECURITY OR FEDERAL TAXPAYER
                                            IDENTIFICATION NO.


TO BE COMPLETED BY THE COMPANY

     Accepted as of ______________ ___, 200__, as to ______________ shares.


FREEDOM BANCSHARES, INC.


By:
     ----------------------------------
     Signature


     ----------------------------------
     Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

================================================================================

Prospective investors may rely only on the information contained in this prospectus. No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                            _________________________

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
RISK  FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
CAUTION  REGARDING  FORWARD-LOOKING  STATEMENTS . . . . . . . . . . . . . .   11
THE  OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
USE  OF  PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
MANAGEMENT'S  DISCUSSION  AND  ANALYSIS
     OF FINANCIAL  CONDITION  AND PLAN OF  OPERATIONS . . . . . . . . . . .   18
PROPOSED  BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
EXECUTIVE  COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . .   35
RELATED  PARTY  TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . .   40
DESCRIPTION  OF  CAPITAL  STOCK . . . . . . . . . . . . . . . . . . . . . .   41
SELECTED  PROVISIONS  OF  THE
     ARTICLES  OF  INCORPORATION  AND  BYLAWS . . . . . . . . . . . . . . .   42
SHARES  ELIGIBLE  FOR  FUTURE  SALE . . . . . . . . . . . . . . . . . . . .   45
SUPERVISION  AND  REGULATION. . . . . . . . . . . . . . . . . . . . . . . .   46
LEGAL  MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
REPORTS  TO  SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . .   57
ADDITIONAL  INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   57
FINANCIAL  STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

Until _______ __, 2003 (40 days after the date of this prospectus), all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus.
================================================================================

================================================================================


                                     FREEDOM
                                BANCSHARES, INC.


                       A PROPOSED BANK HOLDING COMPANY FOR



                             FREEDOM BANK OF GEORGIA
                                (IN ORGANIZATION)


                               MINIMUM OF 800,000
                                MAXIMUM 1,200,000
                             SHARES OF COMMON STOCK



                                   ----------
                                   PROSPECTUS
                                   ----------




                               _________ __, 2003


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant's bylaws provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (1) by the board of directors of the Registrant, (2) in specified circumstances, by independent legal counsel in a written opinion or
(3) by the affirmative vote of a majority of the shares entitled to vote, but shares owned by or are under voting control of directors who are at the time parties to the proceeding may not vote on the determination.

     In addition, the Registrant's articles of incorporation, subject to exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no release of liability for (1) a breach of duty involving appropriation of a business opportunity of the Registrant, (2) an act or omission involving intentional misconduct or a knowing violation of law, (3) a transaction from which the director derives an improper material tangible personal benefit or (4) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The articles of incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     Estimated expenses, other than underwriting discounts and commissions, of the sale of the Registrant's common stock, $1.00 par value, are as follows:

     Securities and Exchange Commission Registration Fee. . . . .   $ 1,400
     Blue Sky Fees and Expense. . . . . . . . . . . . . . . . . .   $13,000
     Registrant's Legal Fees and Expenses . . . . . . . . . . . .    40,000
     Consulting Fees. . . . . . . . . . . . . . . . . . . . . . .    97,500
     Printing and Engraving Expenses  . . . . . . . . . . . . . .    10,000
     Accounting Fees and Expenses . . . . . . . . . . . . . . . .     4,000
     Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .    17,100
                                                                    -------
           Total. . . . . . . . . . . . . . . . . . . . . . . . .  $183,000
                                                                   ========

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES.

     On January 17, 2003 the Registrant issued to Tom W. Rankin, in a private placement, one share of the Registrant's common stock, $1.00 par value, for an aggregate price of $10.00 in connection with the organization of Freedom

Bancshares. The sale to Mr. Rankin was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

ITEM  27.  EXHIBITS.

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------

3.1      Articles of Incorporation+
3.2      Bylaws+
4.1      Specimen Common Stock Certificate+
4.2      See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock+
5.1      Legal Opinion of Powell, Goldstein, Frazer & Murphy LLP dated February 4, 2003+
10.1     Form of Engagement Letter for consulting services by and between Freedom
         Bancshares, Inc. and Bank Capital Group, Inc.+
10.2     Form of Escrow Agreement by and between Freedom Bancshares, Inc. and The
         Bankers Bank+
10.3     Promissory Note dated October 21, 2002 executed by Freedom Bancshares, Inc. in favor of The Bankers Bank and form of Commercial Guaranty+
10.4     Form of Freedom Bancshares, Inc. Organizers' Warrant Agreement+
10.5     Freedom Bancshares, Inc. 2003 Stock Incentive Plan*+
10.6     Employment Agreement by and between Freedom Bank of Georgia (In organization), Freedom Bancshares, Inc. and Tom W. Rankin*+
10.7     Employment Agreement by and between Freedom Bank of Georgia (In organization), Freedom Bancshares, Inc. and James S. Purcell*+
23.1     Consent of Francis & Co., CPAs dated February 4, 2003+
23.2     Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in Exhibit 5.1)+
23.3     Consent of Francis & Co., CPAs dated March 18, 2003**
23.4     Consent of Francis & Co., CPAs dated March 31, 2003
24.1     Power of Attorney (appears on the signature pages to the Registration Statement on form SB-2)+
99.1     Subscription Agreement (see Appendix A of the Prospectus)

*     Indicates  a  compensatory  plan  or  contract.
+     Previously filed as an exhibit to the registration statement filed February 5, 2003.
**    Previously filed as an exhibit to amendment filed March 18, 2003.

ITEM  28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a) (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which,
                    individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement amendment to be signed on its behalf by the undersigned in the City of Commerce, State of Georgia, on March 31, 2003.

                                        FREEDOM  BANCSHARES,  INC.


                                        By:     /s/Tom W. Rankin
                                           -------------------------------------
                                           Tom  W.  Rankin
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

       SIGNATURE            TITLE                                   DATE
       ---------            -----                                   ----

/s/Richard S. Adams, Sr.*   Director                          March 31, 2003
-------------------------
R.S. (Steve) Adams, Sr.


/s/W. Keith Ariail*         Director                          March 31, 2003
-------------------------
W. Keith Ariail


/s/ Claude P. Brown         Director                          March 31, 2003
-------------------------
Claude P. Brown

/s/ Harold C. Davis*        Director                          March 31, 2003
-------------------------
Harold C. Davis


/s/Tom H. Hardy*            Director                          March 31, 2003
-------------------------
Tom H. Hardy


                            Executive Vice President,
                            Chief Lending Officer and         March 31, 2003
/s/James S. Purcell*        Director
-------------------------
James S. Purcell

       SIGNATURE            TITLE                                   DATE
       ---------            -----                                   ----

                            President, Chief Executive
/s/Tom W. Rankin            Officer and Director(1, 2)        March 31, 2003
-------------------------
Tom W. Rankin


/s/Verlin L. Reece*         Director                          March 31, 2003
-------------------------
Verlin L. Reece


/s/Harold L. Swindell*      Director                          March 31, 2003
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Harold L. Swindell



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     * /s/ Tom W. Rankin
     --------------------------
     Tom W. Rankin
     Attorney-in-fact

1    Principal executive officer.
2    Principal financial and accounting officer.



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